UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                 (Name of small business issuer in its charter)

                       Commission File No. _______________

--------------------------------------------------------------------------------
         Texas                         42269                     73-1537206
         ------                        -----                     ----------
(State of incorporation)        (Primary SIC number)       (IRS Employer ID No.)
--------------------------------------------------------------------------------

        133 East Tyler Street, Longview, TX 75601 Telephone 800-522-7841
          (Address and telephone number of principal executive offices)

        133 East Tyler Street, Longview, TX 75601 Telephone 800-522-7841 (Address of principal place of business or intended principal place of business)

 Keith Parker, 133 East Tyler Street, Longview, TX 75601 Telephone 800-522-7841
            (Name, address and telephone number of agent for service)

                                   Copies to:
              Thomas J. Kenan, Esq., Fuller, Tubb, Pomeroy & Stokes
         201 Robert S. Kerr Avenue, Suite 1000, Oklahoma City, OK 73102

Approximate date of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

================================================================================
                 COMBINED WITH FORM SB-2 REGISTRATION STATEMENT,
                           COMMISSION FILE #333-118752
                    (FILED 09-02-04) PURSUANT TO RULE 429(A).
================================================================================

                         CALCULATION OF REGISTRATION FEE

------------------------- ------------------- ----------------------- ---------------------- ----------------
  Title of each class       Dollar amount        Proposed maximum       Proposed maximum        Amount of
  of securities to be           to be             offering price            aggregate         registration
       registered             registered             per unit            offering price            fee
------------------------- ------------------- ----------------------- ---------------------- ----------------
Common Stock                   $14,500               $0.29(1)              $14,500(1)         $1.81 (1)(3)
------------------------- ------------------- ----------------------- ---------------------- ----------------
Shares of Common
Stock Underlying
Stock Purchase
Warrants                       $14,500               $0.29(2)              $14,500(2)          $1.81(2)(4)
------------------------- ------------------- ----------------------- ---------------------- ----------------

(1) These 6,024,950 shares are to be offered by 67 selling shareholders from time to time at fluctuating market prices. The registration fee for 50,000 of these shares is based on the average of a bid price of $0.27 and an ask price of $0.30 on January 13, 2005 on the OTC Bulletin Board. Reg. 230.457(c).

(2) These 5,247,750 shares that underlie common stock purchase warrants are to be offered by 76 selling security holders from time to time at fluctuating market prices. The registration fee for 50,000 of these shares is based on the average of a bid price of $0.27 and an ask price of $0.30 on January 13, 2005 on the OTC Bulletin Board. Reg. 230.457(c). Reg. 230.457(c) is used for calculating the amount of registration fee, as it produces a higher number than calculating the fee based on the exercise price of the warrants. Reg. 230.457(g)(2).

(3) The amount of the registration fee being tendered with this filing consists of the fee for the 50,000 additional shares being registered. A fee of $295.27 was paid with the Form SB-2 Registration Statement, Commission File #333-115427. A fee of $115.46 was paid with the Form SB-2 Registration Statement, Commission File #333-118752.

(4) The amount of the registration fee being tendered with this filing consists of the fee for the 50,000 additional shares being registered that underlie common stock purchase warrants. A fee of $313.80 was paid with the Form SB-2 Registration Statement, Commission File #333-115427. A fee of $57.02 was paid with the Form SB-2 Registration Statement, Commission File #333-118752.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a) may determine.

                                                                      PROSPECTUS

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.

                        11,272,700 SHARES OF COMMON STOCK

         11,272,700 shares of Common Stock are being offered by 67 selling security holders. None of the proceeds of sale will go to the company. All proceeds will go to the selling security holders and for the payment of their brokerage commissions.

         The selling security holders will offer the 11,272,700 shares from time to time in the over-the-counter market through brokers at fluctuating market prices.

                            -------------------------
               Our Common Stock trades on the OTC Bulletin Board.
                          Its trading symbol is "SEVT".
                            -------------------------

THE PURCHASE OF THESE SHARES INVOLVES    Neither the Securities and Exchange
A HIGH DEGREE OF RISK. SEE "RISK         Commission nor any state securities
FACTORS," BEGINNING ON PAGE 1.           commission has approved or disapproved
                                         these securities or determined if this
                                         offering memorandum is truthful or
                                         complete. Any representation to the
                                         contrary is a criminal offense.


                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                              133 East Tyler Street
                               Longview, TX 75601
                             Telephone 800-522-7841

                                February __, 2005

                                TABLE OF CONTENTS


Page

SUMMARY INFORMATION AND RISK FACTORS

Summary                                                                        1

Risk Factors                                                                   1
         1.   We have no history of profitable operations.                     1
         2.   It is likely that trading in our stock will be volatile
              and limited.                                                     2
         3.   We engage in a significant amount of transactions with
              companies that are affiliated with us.                           2
         4.   Our success may depend on our ability to retain key personnel.   2
         5.   Should a change in management seem necessary, it will
              be difficult for the non-management shareholders
              to do this.                                                      3
         6.   We do not intend to pay dividends.                               3
         7.   We indemnify most acts of our officers and directors.            3

Use of Proceeds                                                                3

Determination of Offering Price                                                3

The Selling Security Holders                                                   3

Plan of Distribution                                                           5

Legal Proceedings                                                              6

Directors, Executive Officers, Promoters and Control Persons                   6

Security Ownership of Certain Beneficial Owners
and Management                                                                 9

Description of Securities                                                     10
         Common Stock                                                         10
                  Voting Rights                                               10
                  Dividend Rights                                             11
                  Liquidation Rights                                          11
                  Preemptive Rights                                           11
                  Registrar and Transfer Agent                                11
                  Dissenters' Rights                                          11
         Preferred Stock                                                      11
         Common Stock Purchase Warrants                                       11

Interest of Named Experts and Counsel                                         12

Indemnification                                                               12

Description of Business                                                       13
         Business Development                                                 13
              Principal Products                                              13
              Distribution Methods                                            16
              Competition                                                     16
              Raw Materials and Suppliers                                     17
              Dependence on Major Customers                                   17
              Patents, Trademarks and Licenses                                17
              Government Approval of Principal Products                       17
              Seasonality                                                     18
              Research and Development                                        18
              Environmental Controls                                          18
              Number of Employees                                             18

Management's Discussion and Analysis or Plan of Operation                     18
         Overview - Recent Developments                                       18
         Off-Balance Sheet Arrangements                                       24
         Results of Operations                                                25
         Sales                                                                25
         Gross Margin                                                         25
         Operating Expenses                                                   25
         Net Loss                                                             26
         Liquidity and Capital Resources                                      26
         Interim Results of Operations - First Three Quarters of 2004
             Compared to First Three Quarters of 2003                         26
         Outlook                                                              27

Description of Properties                                                     32

Certain Relationships and Related Transactions                                33
         Parents of the Company                                               33

Market for Common Equity and Related Stockholder Matters                      33
         Holders                                                              34
         Dividends                                                            34

Penny Stock Regulations                                                       34

Executive Compensation                                                        36
         Stock Options                                                        36
         Directors                                                            36
         Employment Contracts                                                 36

Financial Statements                                                          37

Changes in and Disagreements with Accountants on
  Accounting and Financial Disclosure                                         38

Reports to Security Holders                                                   38

Legal Matters                                                                 39

                      SUMMARY INFORMATION AND RISK FACTORS

         SUMMARY

         THE COMPANY. Our company, Summit Environmental Corporation, Inc., markets products manufactured for us by unaffiliated companies. We either own the patent and other intellectual property rights to our products, or we have licenses from the owners of the intellectual property rights to our products.

         Our principal product is a non-toxic, biodegradable fire suppressant, called FIREPOWER 911(TM) or FlameOut(R), depending on the strength of certain of the active ingredients in the product and on the intended usage of the fire suppressant.

         We also market several industrial cleaners, the principal one being ULTIMATE CLEAN 668(TM), a non-toxic, biodegradable turbine cleaner for use on jet engines.

         We have directed our efforts since December 1997:

         o        to organizing and financing our company,

         o to clearing our products with governmental regulatory authorities and listing them with Underwriter Laboratories,

         o to entering into strategic alliances with other marketing companies and into product approval contracts with retailers, and

         o        to obtaining inventories of our products.

We are now poised to commence selling our products in significant commercial quantities. We believe our products are superior to those of our competitors and will be accepted by consumers of these types of products.

         RISK FACTORS

         The following principal factors make the offering described herein speculative and one of high risk. An investment in the shares offered herein should not be made by persons who cannot afford the loss of their entire investment.

         1. WE HAVE NO HISTORY OF PROFITABLE OPERATIONS.

                  Our company is a development stage corporation. It was organized in late 1997 and is not yet operating at a profit. There can be, and is, no assurance that profitable operations can be achieved or, if achieved, maintained.

         2. IT IS LIKELY THAT TRADING IN OUR STOCK WILL BE VOLATILE AND LIMITED.

                  Our common stock is listed on the OTC Bulletin Board. It currently trades at less than $5 a share, which makes it a so-called "penny stock." This subjects broker-dealer firms to certain restrictions and a strict regimen if they recommend the stock to certain of their customers. Because of these restrictions, trading in the stock is likely inhibited and a shareholder's ability to resell the stock in the stock market could be limited, which itself could tend to further inhibit the creation of market interest in the stock and act as a depressant on its price in the stock market. See "Penny Stock Regulations."

         3. WE ENGAGE IN A SIGNIFICANT AMOUNT OF TRANSACTIONS WITH COMPANIES THAT ARE AFFILIATED WITH US.

                  We are affiliated with Moonlighting Distribution Corporation ("Moonlighting"), a Longview, Texas corporation under the control and 52.5 percent ownership of B. Keith Parker and his spouse, Paula Parker, who are officers and directors of our company.

                  We acquired our distribution rights to our FIREPOWER 911(TM), FLAMEOUT(R), STRESSEX(TM), PANNACHE and TRIM-AWAY(TM) products from Moonlighting in exchange for $30,000 and 350,000 shares of our common stock. We pay to Moonlighting a royalty of $0.35 for each one-liter can of FIREPOWER 911(TM), $0.50 for each 16-ounces of FIREPOWER 911(TM) and $0.50 for each gallon of FLAMEOUT(R). We buy our STRESSEX(TM), PANNACHE and TRIM-AWAY(TM) products froM Moonlighting (which does not itself manufacture these products). Moonlighting receives a 9 percent royalty on the lowest wholesale price for which the company sells the product.

                  Because both our company and Moonlighting are under the common direction and control of B. Keith Parker and his spouse, Paula Parker, there can be no assurance that negotiations between the two companies concerning the pricing of the STRESSEX(TM), PANNACHE and TRIM-AWAY(TM) products we buy from Moonlighting or concerning other matters will, or can be, conducted in an arm's-length manner or that the result of such negotiations will be as advantageous to us as they could have been had the two companies not been under common control.

         4. OUR SUCCESS MAY DEPEND ON OUR ABILITY TO RETAIN KEY PERSONNEL.

                  We are reliant on the continued services of several key personnel, and the loss of any of them could have a materially adverse effect on the future operations of the company. These persons are B. Keith Parker, chief executive officer; Chris Dellinges, chief financial officer, and Paula Parker, vice president and corporate secretary. There can be no assurance that the loss of key personnel will not materially and adversely affect our operations and, particularly, our expansion. See "Management Information - Directors, Executive Officers and Significant Employees."

         5. SHOULD A CHANGE IN MANAGEMENT SEEM NECESSARY, IT WILL BE DIFFICULT FOR THE NON-MANAGEMENT SHAREHOLDERS TO DO THIS.

                  The company's officers and directors and their affiliates own approximately 27.4 percent of the common stock of the company and thereby may be able to determine the outcome of any vote affecting the control of the company.

         6. WE DO NOT INTEND TO PAY DIVIDENDS.

                  For the foreseeable future it is anticipated that any earnings which may be generated from operations of the company will be used to finance the growth of our company, and cash dividends will not be paid to holders of the common stock.

         7. WE INDEMNIFY MOST ACTS OF OUR OFFICERS AND DIRECTORS.

                  Pursuant to the Texas General Corporation Act, under most circumstances the company's officers and directors may not be held liable to the company or its shareholders for errors in judgment or other acts or omissions in the conduct of the company's business unless such errors in judgment, acts or omissions constitute fraud, gross negligence or malfeasance.

                                 USE OF PROCEEDS

         All proceeds from the sale of the 11,272,700 shares of common stock offered herein will go to the selling security holders for their own personal use after the payment of any brokerage commissions.

                         DETERMINATION OF OFFERING PRICE

         Each of the selling security holders proposes to sell the shares offered herein through broker-dealers at prevailing market prices.

                          THE SELLING SECURITY HOLDERS

         There are 67 selling security holders of the 11,272,700 shares of common stock of Summit offered hereby.

         The following table names each selling security holder, states any position, office or material relationship which the security holder has had within the past three years with Summit Environmental Corporation or any of its predecessors or affiliates, and states the amount of shares of common stock of Summit Environmental owned by each selling security holder before the offering, the amount to be offered for the security holder's account, and the amount and percentage of the outstanding shares of common stock to be owned after the offering is complete. Under the heading "Shares Owned Now," the amount of shares includes shares the selling security holder can acquire, if any, within 60 days through the exercise of stock options earlier granted by Summit Environmental.

                                                         Amount of Common Stock
                                            ------------------------------------------------
                                                                Shares                         To Be           Percent of Class
                                                              Underlying                    Owned After          to be Owned
                                                Shares       Unexercised    Shares          Offering Is         After Offering
Selling Security Holder                       Owned Now        Warrants     Offered           Complete           Is Complete
-----------------------                       ---------        --------     -------           --------           -----------
Val Allen                                                0          20,000       20,000                   0           0
Don Adair                                           90,000          40,000      130,000               5,000           *
Martha Lynn Howard Alford                           59,000          59,000      118,000                   0           0
Mohsen Amiran(1)                                   460,000         280,000      740,000                   0           0
Gary Bailey                                        487,000         487,000      391,000             543,000           2.9
Douglas Bowey                                                       50,000       50,000                   0           0
David Brown                                         24,400               0            0              24,400           *
Sandra Jo Brown                                     10,000          10,000       20,000                   0           0
Shawn Carry                                                         10,000       10,000                   0           0
Michael J. Champine                                115,000          95,000      210,000                   0           0
Patrick Comer                                                       25,000       25,000                   0           0
Doug Cox                                           700,000         700,000    1,400,000                   0           0
Cory Crowley                                                        10,000       10,000                   0           0
Fred Daniels                                        20,000          10,000       30,000                   0           0
Chris Dellinges(1)                                 300,000               0      195,000             105,000           *
Larry & Janice Evans                                30,000          10,000       40,000                   0           0
Kent Fernandez                                      40,000               0       40,000                   0           0
First Trust Corp. TTE W. Stripling(2)            1,210,000         390,000    1,600,000                   0           0
Sandra Fowler                                       40,000          20,000       60,000                   0           0
Steven F. Gamble                                    25,000          25,000       50,000                   0           0
Hershell Garrett                                    96,600               0       96,600                   0           0
Hershell & Linda Garrett                           420,000         420,000      840,000                   0           0
Raymond Garrett                                    117,000          39,000      156,000                   0           0
Scott Ghafferi                                                      10,000       10,000                   0           0
Ann Graff                                                            4,000        4,000                   0           0
David L. Greaves                                    20,000          20,000       40,000                   0           0
Robert B. Greene                                   125,000         125,000      250,000                   0           0
Alan G. Handly                                      73,100          50,000      123,100                   0           0
Thomas & Arlene Hartnett                            20,000          20,000       40,000                   0           0
Dean Haws Jr.(1)                                   410,000          20,000       20,000             410,000           2.2
Don Hendon                                               0          25,000       25,000                   0           0
Thomas D. & Pamela H. Hobday                        75,000          75,000      150,000                   0           0
William Hogan                                       40,000               0       40,000                   0           0
Jennifer Hok                                        20,000          20,000       40,000                   0           0
Timothy S. Hok                                      60,000          45,000      105,000                   0           0
Claude Hopper                                       40,000               0       40,000                   0           0
Mary Hurlburt                                        1,500           1,500        3,000                   0           0
Steven Imlay                                       200,000         150,000      350,000                   0           0
Tommy Jackson                                       12,500          15,000       15,000              12,500           0
Don Jordan                                         300,000         300,000      600,000                   0           0
Daniel Karin                                       250,000         250,000      500,000                   0           0
Scott Kelling                                      100,000         100,000      200,000                   0           0
Peter Kertes                                                       100,000      100,000                   0           0
Renee Kertes                                                        25,000       25,000                   0           0
Richard Kirschke                                    45,000          45,000       90,000                   0           0
Kelly Ketchum                                                       10,000       10,000                   0           0
Richard Klein                                                       10,000       10,000                   0           0
Darin Lindsey                                       30,000          15,000       15,000              30,000           *
William Lanford                                     30,000           5,000        5,000              20,000           *

John Lee                                                            35,000       35,000                   0           0
Kirk & Susan Loveless                               30,000          10,000       40,000                   0           *
William McCarthy                                    22,500          20,000       20,000              22,500           *
Bill & Beverly McDaniel                            100,000         100,000      200,000                   0           0
Travers Mahan III                                   20,000          10,000       30,000                   0           0
David Melton                                        20,000          10,000       30,000                   0           0
Brenton Moore                                       40,000          20,000       60,000                   0           0
Larry D. Moore                                      19,335          22,000       36,000               3,335           *
Larry Moore IRA                                     12,000               0       12,000                   0           0
Linda Moore                                          4,000          13,000       17,000                   0           *
Linda Moore IRA                                     18,000               0       18,000                   0           0
Sherry Morvan                                       30,000           7,000        7,000              30,000           *
Robert Nipper                                       40,000          40,000       80,000                   0           0
Rowdy Nutt                                                          10,000       10,000                   0           0
Page Family Trust B                                 20,000          10,000       30,000                   0           0
Parker Family Ltd. Partnership(3)                1,451,000          45,500       45,000           1,451,000           7.7
Keith Parker(1)                                  2,370,805           5,500        5,500           2,370,805          12.6
Rebecca Phillips                                                    10,000       10,000                   0           0
David C. Phipps                                     20,000          20,000       40,000                   0           0
Ginny Ragland                                       41,250           6,250       47,500                   0           0
Ursula Reid                                         20,000               0       20,000                   0           0
Todd Ritter                                                         15,000       15,000                   0           0
Timothy Schacherer                                 250,000         250,000      500,000                   0           0
Robert Scheinberg                                  115,000          95,000      210,000                   0           0
Dorothy Schmidt                                     60,000          20,000       20,000              60,000           *
Hartley Schwartzberg                                68,000          28,000       96,000                   0           0
Susan Shea                                                           5,000        5,000                   0           0
Chris Sosa                                                          10,000       10,000                   0           0
Dennis Sparks                                       40,000               0       40,000                   0           0
Titus Sparks                                        40,000               0       40,000                   0           0
W. Dennis & Jennifer Stripling II                   20,000          20,000       40,000                   0           0
W. Dennis Stripling II                              30,000               0       30,000                   0           0
Rosanne Stripling                                   50,000          50,000      100,000                   0           0
Lyndel C. Stripling                                 50,000         100,000       15,000                   0           0
F. Larry Sullivan                                   25,000          25,000       50,000                   0           0
Bena Tomlinson                                      15,000          15,000       30,000                   0           0
Verell Corporation                                  50,000               0       50,000                   0           0
James & Jena Wayt                                   20,000          20,000       40,000                   0           0
Albert Welsh                                        50,000          50,000      100,000                   0           0
Paul Wilson                                                         10,000       10,000                   0           0

*   Less than one percent
(1) This person is a director of Summit Environmental.
(2) Wilton Dennis Stripling, director, is the beneficial owner of these shares.
(3) Keith Parker and Paula Parker, directors, are the beneficial owners of these shares.


                              PLAN OF DISTRIBUTION

         The selling security holders may effect sales from time to time in transactions through broker-dealers in the over-the-counter market at market prices prevailing at the time of sale. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals (which compensation as to a particular broker-dealer may be in excess of customary commissions).

         The selling security holders and broker-dealers, if any, acting in connection with any such sale might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commission received by them and any profit on the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

         With respect to the plan of distribution for the sale by the selling security holders as stated above,

o if the securities are sold in block transactions and the purchasers wish to resell the securities purchased, such arrangements would need to be described in this Prospectus; and

o if the compensation paid to broker-dealers is other than usual and customary discounts, concessions or commissions, disclosure of the terms of the transaction in this Prospectus would be required.

         The company has been advised that the selling security holders understand the prospectus delivery requirements for sales made pursuant to this Prospectus and that, if there are changes to the stated plan of distribution or if additional information as noted above is needed, a post-effective amendment with current information would need to be filed before offers are made and no sales could occur until such amendment is declared effective.

                                LEGAL PROCEEDINGS

         On December 28, 2001, we filed a $46,000 collection lawsuit, Summit Environmental Corporation, Inc. v. Harry Bachelder III, dba Performance Marketing , Inc., Cause Number 2001-2667-B, 124th District Court, Gregg County, Texas for non-performance on a guaranteed note payable and delinquent accounts. We later amended the petition to include a cause for an alleged unlawful removal of 21 pallets of FirePower 911(TM) from a bonded warehouse. We took a default judgement for approximately $186,000, which default judgment was awarded on November 8, 2002.

         In April 2002 we filed a $53,000 lawsuit, Cause Number 2002-93-B in the 124th District Court, Gregg County, Texas, against a former staff employee and her spouse for credit card fraud and misappropriation of funds in the 124th District Court in Longview, Gregg County, Texas. We were awarded $233,800 in damages and attorney's fees but have been unable to collect any of the judgment amount.

         No director, officer or affiliate of the company, and no owner of record or beneficial owner of more than 5.0% of the securities of the company, or any associate of any such director, officer or security holder is a party adverse to the company or has a material interest adverse to the Company in reference to any litigation.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         Set forth below are the names and terms of office of each of the directors, executive officers and significant employees of the company and a description of the business experience of each.

                                                          OFFICE HELD    TERM OF
        NAME                            OFFICE               SINCE       OFFICE
        ----                            ------               -----       -------


B. Keith Parker, 55            Chief Executive Officer       1997         4-05
                               and Director

Chris Dellinges, 54            Chief Financial Officer       2001         4-05

Paula Parker, 50               Vice President, Secretary     1997         4-05
                               And Director

Dean Haws, 34                  Director                      1997         4-05

James J. Roach, 56             Director                      1997         4-05

Thomas J. Kenan, 72            Director                      1997         4-05

Mohsen Amiran, 54              Director                      1999         4-05

Wilton Dennis Stripling, 62    Director                      2000         4-05


KEITH PARKER, CHAIRMAN, CEO

         Mr. Parker graduated from Texas A & M University at Commerce and pursued graduate studies in tax law, estate planning and philosophy at Southern Methodist University and Southwest Texas State University. He began a career in financial and tax planning in 1973, is a licensed financial planner and has earned numerous industry awards for production. In 1995, he and Paula Parker, his spouse, organized Moonlighting Distribution Corporation and began the distribution of more than 30 products, many of which they developed themselves. In August 1997, they organized Summit Technologies, Inc.

CHRIS DELLINGES, CFO

         Mr. Dellinges graduated from the College of the Southwest and attended Texas Wesleyan University School of Law. He has been a CPA since 1977 and has particular expertise in complex tax matters, audits, appeals, tax court issues, Internal Revenue Service installment agreements and offers in compromise, bankruptcy, reorganization, business management and turnaround, divorce litigation, tax and business fraud, oil and gas, partnership, corporation, and individual taxation.

PAULA B. PARKER, VICE PRESIDENT SHAREHOLDER AND PUBLIC RELATIONS

         Ms. Parker is a former runway model, an accomplished businesswoman, and a strong competitor. She was responsible for developing the first freestanding ATM program in conjunction with the American Bankers Association in the state of Texas. She also developed a successful franchise program for Great American Foods and facilitated its growth from three units to nearly 50 in five states in 24 months. During this time, Ms. Parker worked with then Arkansas Secretary of State Bill McQuen and Governor Bill Clinton as the liaison between the governor and the restaurant industry. In late 1995, Ms. Parker put her marketing skills to the test by combining efforts with Keith Parker to form Summit Environmental Corporation.

         Ms. Parker is extensively involved in her community and has served as Chamber of Commerce President, has been a United Way Board Member and an American Red Cross Board Member. She has served on the education committee of the Miss Texas Scholarship Pageant Association. A graduate of the University of Colorado - Bank Marketing Association, Ms. Parker earned Marketing and Finance degrees from the Association.

DEAN HAWS, DIRECTOR

         Mr. Haws has been the owner and operator of a satellite dish sales and installation company, Gilmer Satellites of Gilmer, Texas, for the last ten years. He has also been active in the oil field service business and the ostrich business.

JAMES J. ROACH, DIRECTOR

         Mr. Roach is currently the President of Electrical Generation Technologies, which specializes in the development and installation of network communications. He is a retired Connecticut State Police sergeant and owns a private detective and security company. His clients include many insurance companies and the State of Connecticut.

THOMAS J. KENAN, DIRECTOR

         Mr. Kenan has practiced securities and corporation law in Oklahoma City, Oklahoma for the last 38 years. He is presently affiliated with Fuller, Tubb, Pomeroy & Stokes in an "of counsel" capacity.

DR. MOHSEN AMIRAN, DIRECTOR

         Dr. Amiran grew up with a passion for the environment. While attending a UK University, his two thesis papers on organic chemistry received national attention. He was viewed as one of the brilliant minds in his field. He was then invited by the Shah of Iran to set up a new technical university in Tehran to do research and development for both military and civilian causes. The operation quickly grew into the largest research facility in the Middle East. His work on solvents for cleaning oil spills and other environmentally safe cleaning solvents was historic. Subsequently, the Shah of Iran presented him with three awards, including a gold medal, the country's highest honor.

         Soon after, the Islamic revolution took place and a new government took over. For a two-month period, Dr. Amiran lived a life of torment and feared for his life. The new regime destroyed the laboratory, burned his equipment and destroyed all his research. Eventually, Ayatollah Khameni, the new leader, stepped in and asked Dr. Amiran to become an advisor and help industry and the military to get back on their feet. After a short time, Dr. Amiran managed to escape with his wife and son to London. The news that one of Iran's leading minds had defected caused much turmoil in Iran. Fearing that Dr. Amiran was working with the CIA, his possessions were seized and family members tormented, tortured or killed. He came to the United States and became a professor at Northwestern University. He later founded BioGenesis, where he again began working on his environment-saving fire suppressants and cleaning agents.

         Dr. Amiran received his undergraduate degree in Organic Chemistry from Areya Mehr University in Tehran, Iran and his Ph.D. from the University of Essex in England.

DR. WILTON DENNIS STRIPLING, DIRECTOR

         Dr. Stripling is an orthopaedic surgeon in the Dallas area and has been practicing medicine since 1968. He is a member of the Dallas County Medical Society, Texas Medical Society, American Academy of Orthopaedic Surgeons, and American Society for Surgery of the Hand. He is currently the President-elect of Presbyterian Hospital of Dallas Medical Staff, Chair of Quality and Resource Management Committee and a member of numerous committees for Presbyterian Hospital of Dallas.

         No executive officer, director, person nominated to become a director, promoter or control person of our company has been involved in legal proceedings during the last five years such as

         o        bankruptcy,

         o criminal proceedings (excluding traffic violations and other minor offenses), or

         o proceedings permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

         o Nor has any such person been found by a court of competent jurisdiction in a civil action, or the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table shows information as of January 13, 2005 with respect to each beneficial owner of more than 5 percent of each class of voting stock of the company and to each of the officers and directors of the company individually and as a group:

                                                       NO. OF             % OF
         SUMMIT ENVIRONMENTAL CORP.                    SHARES             CLASS
         --------------------------                    ------             -----

         B. Keith Parker                            2,458,805(1)(4)        10.4
         133 East Tyler Street
         Longview, TX 75601

         Paula Parker                                 580,000(2)            2.4
         133 East Tyler Street
         Longview, TX 75601

         Dean Haws                                    410,000(4)            1.7
         P. O. Box 1071
         Gilmer, TX 75644

         James J. Roach                               175,000(4)            0.7
         182 Curtis Road
         Middlebury, CT  06762

         Thomas J. Kenan                              238,253(4)            1.0
         212 NW 18th Street
         Oklahoma City, OK  73103

         Mohsen Amiran                                472,500(4)            2.0
         7420 Alban Station, Ste. B-208
         Springfield, VA  22150

         Wilton Dennis Stripling                    1,837,100(4)            7.8
         5230 Walnut Hill Lane, Ste. 306
         Dallas, TX  75231

         Chris Dellinges                              320,000(4)            1.4
         5949 Sherry Lane, Suite 650
         Dallas, TX   75225

         Officers and Directors                     6,491,658              27.4
         as a group (8 persons)

(1) Mr. Parker directly owns 1,850,805 shares of common stock. He is attributed the beneficial ownership of 1,451,000 shares owned by a family limited partnership. He beneficially owns an additional 350,000 shares through his controlling stock ownership and position as a director of Moonlighting Distribution Corporation, which directly owns such 350,000 shares. He is also attributed the ownership of 170,000 shares owned by his spouse, Paula Parker. All these same shares are attributed to Paula Parker. See footnote (2).

(2) Mrs. Parker, who is the spouse of B. Keith Parker, is attributed the beneficial ownership of the same shares attributed to Mr. Parker. See footnote (1).

(4) These shares include the shares subject to stock options reported for this person under "Stock Options" on page 27.

                            DESCRIPTION OF SECURITIES

         The company is authorized to issue 40 million shares of Common Stock, $0.001 par value and 10 million shares of Preferred Stock, $0.001 par value. The presently outstanding 23,683,094 shares of Common Stock are fully paid and nonassessable.

COMMON STOCK

         VOTING RIGHTS. Holders of shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Shares of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the shareholder votes eligible to vote and voting for the election of the Board of Directors can elect all members of the Board of Directors.

         DIVIDEND RIGHTS. Holders of record of shares of Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds of the company legally available therefor.

         LIQUIDATION RIGHTS. Upon any liquidation, dissolution or winding up of the company, holders of shares of Common Stock are entitled to receive pro rata all of the assets of the company available for distribution to shareholders after distributions are made to the holders of the company's Preferred Stock.

         PREEMPTIVE RIGHTS. Holders of Common Stock do not have any preemptive rights to subscribe for or to purchase any stock, obligations or other securities of the company.

         REGISTRAR AND TRANSFER AGENT. The company's registrar and transfer agent is Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, TX 75034.

         DISSENTERS' RIGHTS. Under current Texas law, a shareholder is afforded dissenters' rights which, if properly exercised, may require the company to purchase his shares. Dissenters' rights commonly arise in extraordinary transactions such as mergers, consolidations, reorganizations, substantial asset sales, liquidating distributions, and certain amendments to the company's certificate of incorporation.

PREFERRED STOCK

         The company is also authorized to issue 10 million shares of Preferred Stock, $0.001 par value. No shares of Preferred Stock have been issued.

         The Preferred Stock or any series thereof shall have such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the manner in which such facts shall operate upon such designations, preferences, rights and qualifications, limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors.

         There are no provisions in the company's charter or bylaws that would delay, defer or prevent a change in control of the company.

COMMON STOCK PURCHASE WARRANTS

         There are outstanding 2,466,250 common stock purchase warrants as follows:

               ---------------------- --------------------- -------------------
               No. of Warrants        Expiration Dates      Exercise Prices
               ---------------------- --------------------- -------------------

               ---------------------- --------------------- -------------------
                     1,286,250              03-18-05              $0.50
               ---------------------- --------------------- -------------------
                     1,000,000              05-07-05              $1.00
               ---------------------- --------------------- -------------------
                       180,000                None                $1.00
               ---------------------- --------------------- -------------------

                      INTEREST OF NAMED EXPERTS AND COUNSEL

         Thomas J. Kenan is named in the Registration Statement of which this Prospectus is a part as having given an opinion on the validity of the securities offered herein. Mr. Kenan is attributed the ownership of 190,620 shares of common stock of the Company. His spouse, Marilyn C. Kenan, is the trustee and sole beneficiary of the Marilyn C. Kenan Trust, which is the record owner of 75,119 of these 190,620 shares of common stock of the company. Mr. Kenan disavows any beneficial interest in the shares owned of record by such trust.

                                 INDEMNIFICATION

         Under Texas corporation law, a corporation is authorized to indemnify officers, directors, employees and agents who are parties or threatened to be made parties to any civil, criminal, administrative or investigative suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of the corporation or are or were acting in the same capacity for another entity at the request of the corporation. Such indemnification includes reasonable expenses (including attorneys' fees), judgments, fines and amounts paid in settlement if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

         With respect to any criminal action or proceeding, these same indemnification authorizations apply if these persons had no reasonable cause to believe their conduct was unlawful.

         In the case of any action by the corporation against such persons, the corporation is authorized to provide similar indemnification, but if any such persons should be adjudged to be liable for negligence or misconduct in the performance of duties to the corporation, the court conducting the proceeding must determine that such persons are nevertheless fairly and reasonably entitled to indemnification.

         To the extent any such persons are successful on the merits in defense of any such action, suit or proceeding, Texas law provides that they shall be indemnified against reasonable expenses, including attorney fees. A corporation is authorized to advance anticipated expenses for such suits or proceedings upon an undertaking by the person to whom such advance is made to repay such advances if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

         Indemnification and payment of expenses provided by Texas law are not deemed exclusive of any other rights by which an officer, director, employee or agent may seek indemnification or payment of expenses or may be entitled to under any bylaw, agreement, or vote of stockholders or disinterested directors. In such regard, a Texas corporation may purchase and maintain liability insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation.

         As a result of such corporation law, Summit may, at some future time, be legally obligated to pay judgments (including amounts paid in settlement) and expenses in regard to civil or criminal suits or proceedings brought against one or more of its officers, directors, employees or agents, as such.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                             DESCRIPTION OF BUSINESS

BUSINESS DEVELOPMENT

         We are affiliated with Moonlighting Distribution Corporation, a closely held Texas corporation ("Moonlighting"). Moonlighting is under the 52.5 percent ownership and control of B. Keith Parker and his spouse, Paula Parker, who are directors and, respectively, the chief executive officer and vice president for shareholder relations of the company.

         Before our company was organized, the Parkers and Moonlighting became aware of several products developed by Biogenesis Enterprises of Springfield, Virginia ("Biogenesis") that are environmentally safe - generally, products that are biodegradable and nontoxic. In 1997, the Parkers and Moonlighting obtained a license from BioGenesis to market a fire suppressant that BioGenesis had developed. Moonlighting soon determined that the activities that should be undertaken for the fire suppressant product exceeded the capabilities or business plan of Moonlighting. A company named Summit Technologies, Inc. (with whom our company merged on December 2, 1998) was incorporated in August 1997 to organize, finance, and direct the marketing of BioGenesis' fire suppressant product and other products for which exclusive marketing licenses could be obtained and for which marketing expenses could be raised.

         Moonlighting licensed to Summit Technologies the non-exclusive right to market BioGenesis' fire suppressant products, FIREPOWER 911(TM) and FLAMEOUT(R) and the exclusive right to market certain other products newly developed by Moonlighting and tested for marketing, STRESSEX(TM) and PANNACHE(TM). Later, in December 1999 our company purchased from Biogenesis its patent and other intellectual property rights associated with the fire suppressant for $1 million cash and 750,000 shares of Common Stock of Summit Technologies.

         On December 2, 1998, Summit Technologies was merged into our company, Summit Environmental Corporation, Inc.

PRINCIPAL PRODUCTS

         Summit Environmental distributes and markets the following proprietary products. All of the products are manufactured exclusively for us.

         FIREPOWER 911(TM) and FLAMEOUT(R)

         These products are fire suppressants and fire retardants. FLAMEOUT(R) was developed by Dr. Mohsen C. Amiran and his company, BioGenesis, to be a replacement for Halon 1211. Halon 1211 was a widely used fire suppression and explosion protection agent. It was applied primarily as a wetting agent and was the fire-extinguishing agent of choice for many uses, such as most fire extinguishers. Its production was halted in 1994 by actions taken at the 1992

Geneva Peace Conference primarily because Halon 1211 has one of the higher ozone depletion potentials of any compound. Halon 1211 is still approved for certain limited mission-critical uses (such as ship- and shore-based crash, fire and rescue), but existing installations of Halon 1211 that are not mission critical must switch to an approved, acceptable alternative.

         In March 1994, Surfactant Blend A, which had been submitted by Dr. Mohsen C. Amiran of Biogenesis, was certified by the USEPA-SNAP (Significant New Alternative Policy). This was the first approved alternative to Halon 1211.

         The EPA has now approved at least ten other certified replacements for Halon 1211. Three of these are water, foam and carbon dioxide. In addition to these three, BioGenesis' Surfactant Blend A is approved for all wetting agent uses for both residential and commercial use. Some of the replacements were approved only for a limited time and then were phased out. Surfactant Blend A - which is FLAMEOUT(R) - was listed in May 1997 by Underwriter Laboratories (listing number 7P21).

         In December 2001, FLAMEOUT(R) was approved by the United States Department of Transportation and Federal Aviation Administration as an acceptable replacement for Halon 1211 in commercial aircraft.

         FLAMEOUT(R) is marketed at one to three percent strength for use in extinguishing Class A fires (wood, cloth, paper, rubber and plastics) and is marketed at three to six percent strength for suppression of Class B fires (combustible liquids, gases and greases). Surfactant Blend A- FLAMEOUT(R) - is also effective at ten percent strength in suppressing Class D fires (metals) but has not yet been submitted to Underwriters Laboratory for certification for Class D fire suppression.

         FLAMEOUT(R) -

         o        reduces toxic smoke by encapsulating poisonous hydrocarbons,

         o        reduces heat approximately 70 percent faster than water,

         o        prevents reflash,

         o        is safe to store and handle,

         o        leaves virtually no residue,

         o        is biodegradable,

         o        is environmentally safe,

         o        is nontoxic, but may irritate the eyes, and

         o stores at between 25 degrees and 120 degrees Fahrenheit for prolonged periods.

         In May 2003 the United States Forestry Service approved Flameout for listing on its Quality Products Listing. Commercial companies under contract with the U. S. Forest Service to fight forest fires can now purchase Flameout as their fire extinguishing agent.

         FLAMEOUT(R) is one of three products under evaluation by the U. S. Air Force for certification as an alternative replacement product for AFFF. AFFF is a fire fighting foam that is classified as a biohazard. It is suspected of being a possible cause of cancer, and fire fighters using AFFF wear biohazard suits when using AFFF.

         Our FIREPOWER 911(TM) product also contains Surfactant Blend A - the FLAMEOUT(R) formula. FIREPOWER 911(TM) and FLAMEOUT(R) both suppress and extinguish fires quickly. State fire codes prohibit products from being marketed aS fire extinguishers without proper testing, listing, and rating. WE BELIEVE IT IS THE ONLY AEROSOL FIRE SUPPRESSANT IN THE WORLDWIDE MARKETPLACE THAT HAS OBTAINED A FIRE EXTINGUISHER LISTING AND RATING. Having the only such product is believed by us to be significant for our long-term marketing prospects. Its non-Halon certification, with regard to residential fire extinguisher sales, places FIREPOWER 911(TM) into a class of its owN.

ASSIGNMENT TO SUMMIT TECHNOLOGIES, LLC OF OUR RIGHTS TO FIREPOWER 911 AND
FLAMEOUT

         We are in the process of assigning our rights to our fire suppressant products to a wholly-owned, limited liability company subsidiary, Summit Technologies, LLC. We will initially own 100 percent of the ownership interests in the LLC. It is our intention to have the LLC offer for sale a 10 percent interest in the LLC for $500,000 to a group of investors whose earlier-expressed interest in our company is limited to our fire suppressant products.

         While this proposed transaction would dilute our company's interest in our fire suppressant products business by ten percent, there would be no dilution in a shareholder's stock ownership in our company, as the funds raised from these investors would be for their purchase of ownership interests in the LLC rather than purchases of common stock in our corporation. And, such funds would be used solely to promote and administer the fire suppression products business.

         We are contemplating also assigning to this LLC our rights to a remediation product we and Dr. Amiran developed to be used on oil spills. Again, we will own 90 percent of the LLC should we sell interests in the LLC equal to 10 percent of the outstanding interests.

INDUSTRIAL CHEMICALS AND CLEANERS

         We distribute industrial chemicals and cleaners under the private label ULTIMATE CLEAN. The products were developed by Dr. Amiran and BioGenesis. BioGenesis concentrates its activities on developing, and then manufacturing for marketing by other companies, industrial-use products that are environmentally safe.

         Due to perceived market demands, through Dr. Amiran we have developed a turbine cleaner for jet engines. The original formula, ULTIMATE CLEAN 668(TM), was developed for Solar Turbines, a company owned by Caterpillar. We are introducing 668(TM) to the aviation industry and the United States Military through our association with American Business Associates (AmBiz).

         We have submitted ULTIMATE CLEAN 668(TM) to an officially licensed testing agency in order to obtain a Quality Products Listing under military specification number MIL-PRF-85704C. This initiative, when completed, will meet Federal Aviation Administration guidelines for usage on commercial aircraft, United States Naval Warfare Center Aircraft Division and United States Department of Defense criteria for usage on U. S. military aircraft with a Quality Products Listing for both Type II and Type III (water-based) cleaners.

PANNACHE NATURAL COSMETICS

         Prior to the formation of Summit Technologies, Moonlighting (the original company formed by Keith and Paula Parker) was marketing Pannache Cosmetics in the Philippines. The products of this line are manufactured by Cosmetic Laboratories, Inc., a large custom cosmetic manufacturer located in Irving, Texas. Cosmetic Laboratories is a 20 year member in good standing with the Cosmetic Toiletry and Fragrance Association (CTFA). The products contain the purest and best available ingredients available in the industry, according to the manufacturer.

         We have developed a color line of products complementing the rest of the Pannache line. Our initial product is a cosmetic lipsticks; long-lasting, no smear, semi-permanent lip color. We introduced this product - PRETTY POUT (FORMERLY LUSCIOUS LIPS) - in August 2001. Our website, www.pannache.com, displays the entire Pannache Cosmetics Product Line.

         DISTRIBUTION METHODS

         We market products primarily through the development of strategic alliances, most notably with AmBiz for the aviation industry and the U.S. Military. Our contacts with AmBiz, which can be reviewed at www.americanbusinessassociates.com, provide essential contacts for our initiatives. We have made other alliances for specific industries such as e-commerce, catalogue sales, roofing, plumbing, heating and air conditioning, building materials, and retail mass merchandisers and convenience stores. We are preparing to launch sales efforts through infomercials and through direct television advertising.

         Internationally, we market products through exclusive distribution agreements with revenue sharing clauses. We have entered into distribution agreements that cover the Philippines, the Netherlands (for Europe and the former Eastern Bloc countries), Scandinavia, Australia, New Zealand, Mexico, Argentina, Brazil, Chile, Uruguay, Paraguay, Venezuela, Ecuador, Bolivia, and Canada.

         COMPETITION

         We own the patent and intellectual property rights to Surfactant Blend A - FLAMEOUT(R) and FIREPOWER 911(TM). Surfactant Blend A was the first formula approved under USEPA-SNAP guidelines after the global banning oF Halon 1211. Its approval is for both commercial and residential use.

         We have compared our cosmetic product, PRETTY POUT, to similar products manufactured by Revlon, Max Factor, Cover Girl, Avon and BeautiControl touting no smear and extended wear. These products simply do not perform as represented or to the extent of PRETTY POUT. We initiated a direct sales campaign in January

2002 to high school drill teams, both for personal use and as a fund-raising tool. We have secured the endorsement for Pretty Pout from the world famous Kilgore College Rangerettes.

         RAW MATERIALS AND SUPPLIERS

         The raw materials for our products are in abundant supply. Summit Environmental, by virtue of our purchase of the patent and intellectual property rights to Surfactant Blend A, has retained Dr. Amiran and his company, BioGenesis, to formulate and package our products on a cost-plus-10 percent basis.

         DEPENDENCE ON MAJOR CUSTOMERS

         Our markets are not dependent on one or a few major customers.

         PATENTS, TRADEMARKS AND LICENSES

         We own all patents and intellectual property rights associated with the fire suppressant products. However, we are obligated to pay royalties to Moonlighting Distribution Corporation as follows: $0.50 for each 16 ounce can of FIREPOWER 911(TM), $0.50 for each gallon of FLAMEOUT(R), and $0.35 for each one-liter can of FIREPOWER 911. The obligation to pay the above mentioned royalties to Moonlighting, however, did not so merge and will continue in effect during the term of the exclusive license obtained from Moonlighting. Moonlighting views this license to be perpetual; therefore, the royalties are perpetual.

         We have a perpetual license from our affiliated company, Moonlighting, for its STRESSEX(TM), PANNACHE(TM) and TRIM-AWAY(TM) products. The license has no sales quota. We pay Moonlighting a 9 percent royalty on the loweST wholesale price for which we sell the product.

         We have a non-exclusive license to ULTIMATE CLEAN 668 and other industrial chemicals and cleaning products formulated by Dr. Mohsen C. Amiran. We obtain these products at Dr. Amiran's lowest wholesale price less 10 percent to 15 percent.

         GOVERNMENTAL APPROVAL OF PRINCIPAL PRODUCTS

         Our fire suppressant products are subject to government regulation in most countries of the world. We have obtained government approvals in all countries and venues where we offer the products for sale.

         Our ULTIMATE CLEAN line has received the appropriate U.S. Government approvals for the industrial chemical and cleaning products.

         The manufacturer of our cosmetic products, Cosmetic Laboratories, Inc., is a 20-year plus member in good standing of the Cosmetic, Toiletry and Fragrance Association (CTFA).

         SEASONALITY

         There is no known seasonal aspect to our business.

         RESEARCH AND DEVELOPMENT

         We deal directly with SMI Laboratories in Miami, Florida for a U.S. military specification number for Ultimate Clean(TM) 668.

         We are developing an approved fire suppression agent, tested to new minimum performance standards established by the FAA, that will be a replacement agent for the fire extinguishers that now contain Halon 1211 and are placed in bathrooms and galleys on board all commercial aircraft. The Halon 1211 fire extinguishers are no longer (as of March 1999) protected for continued use under the classification of Mission Critical.

         We and Dr. Amiran have been jointly working on an advanced formula for FLAMEOUT(R) to be approved as a replacement for AFFF. Military specification tests with the United States Air Force for FlameOut(R) Foam began in April 2002.

         Our non-toxic, biodegradable turbine cleaner, ULTIMATE CLEAN 668(TM), was developed by us for the scheduled periodic cleanings required of jet engines. We are involved in a U. S. Department of Defense and U. S. Navy EPA-directed test on it for non-corrosion and non-toxicity to military specification number MIL-PRF-85704C.

         ENVIRONMENTAL CONTROLS

         We are subject to no environmental controls or restrictions that require the outlay of capital or the obtaining of a permit in order to engage in business operations.

         NUMBER OF EMPLOYEES

         On November 10, 2004, we employed four persons full time and one person part time.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         The following discussion and analysis should be read in conjunction with the financial statements and the accompanying notes thereto. It is qualified in its entirety by the foregoing and by more detailed financial information appearing elsewhere.

         OVERVIEW - RECENT DEVELOPMENTS

         During the first quarter of 2004, several of our markets for FlameOut(R) have continued to develop. Key was the listing, after 32 months of testing, of FlameOut(R) on the QPL 5100-307 on May 5, 2003 by the United States Forestry Service for application in the fighting of wildfires. The listing for FlameOut(R) gives the firefighting industry a product with the capabilities to fight all types of fires using FlameOut(R) more efficiently and economically than with any other product while accomplishing these tasks in a totally environmentally risk-free environment.

         FlameOut(R) was successfully used in forest and wildland fires in California in late 2003 by the crews of Western Fire. The fast-acting capabilities of FlameOut(R) supported the marketing efforts of Western Fire with other crew bosses and product cache leaders. One of the most significant observations was that of the reduction and, in many cases, the prevention of re-ignition of fires in areas where FlameOut(R) was used.

         FlameOut(R)'s performance positioned Western Fire to be called out early in 2004 on several smaller fires. During June and July 2004, Western Fire had four crews on the Nuttals and Mt. Graham fires in Arizona. We shipped truckload orders to Western Fire. Western Fire, whose corporate headquarters are located at the Evergreen Aviation Air Base in Arizona, is using their warehousing facilities at Evergreen Aviation for a large order of FlameOut(R) to help prepare for orders anticipated from area product caches in California, Arizona, Nevada, New Mexico and Colorado.

         During July, we continued to prepare for what had been predicted by industry experts in wildland firefighting in January and February 2004 as the front end of the worst wildland wildfire season in history. In preparation we shipped a large inventory to warehousing in Butte, Montana. The United States Forestry Service contacted us in February inquiring about depot locations, as they planned for a projected catastrophic season. As of September, unusual weather patterns had produced more rain, reducing high temperatures and high heat. In retrospect, what was expected to be a catastrophic fire season has resulted in the calmest fire season in the past ten years. During this time, we developed a relationship with the California Department of Forestry. CDF, as it is referred to, is an organization very similar to the United States Forest Service. We are currently working with them with assistance from Western Fire and BioGenesis to develop a requested bid specification for FlameOut(R). The bid specification is to be submitted for inclusion by CDF in the Spring of 2005.

         Just-In Case Fire manufactures the Fire Caddy(TM), a portable mobile fire extinguishing system built on the concept of a physical appearance of a two-wheeled freight dolly. We executed a bi-lateral exclusive marketing agreement with Just-In Case in 2002. The agreement sets out that Just-In Case manufactures their system exclusively with FlameOut(R) while Summit agrees not to sell FlameOut(R) to mobile systems like the Fire Caddy(TM). Just-In Case compensates us for their exclusive arrangement with royalties on each Fire Caddy(TM) unit.

         A project in New Zealand initiated by a dealer established from our logging efforts began when a Fire Caddy(TM) with FlameOut(R) was used to extinguish a burning tire on a mining truck which was 13.5-foot-tall. This extraordinary accomplishment opened the doors of communications and negotiations between Just-In Case Fire and BHP Mining of Australia. Continued negotiations have resulted in the notification to Just-In Case Fire that BHP Mining has made the decision to equip all their trucks and equipment with FlameOut(R) and the new Fire Caddy(TM) DC. BHP has 153 mines in Australia and New Zealand. Information received by Summit from Just-In Case Fire is for an annual supply contract of 500 tons of FlameOut(R) or 135,000 gallons. When initiated, the resulting sales will generate Summit annual amounts of approximately $1,500,000. As of September 2004, Just-In Case Fire was in the final stages of completing the first of the 12-volt DC Caddy units. They will be used to provide the extinguishing apparatus for the FlameOut(R) used on the mining trucks of BHP.

         In June, demonstrations were held in California and Nevada by management for the purpose of establishing dealers for marketing home safety systems utilizing all of our fire suppression products. The concept to be marketed by new dealers is the preparation of property owners to fight fires by having FirePower(TM) cans within the home, Hose Caddys(TM) on the garden hose, and a Fire Caddy(TM) for the dwellings and perimeter property protection using FlameOut(R) in all places of someone's property specifically in Reno, Lake Tahoe, Squaw Valley and Truckee, Nevada. During the third quarter 2004, we developed a trailer system that has all of the necessary equipment for the introduction and demonstration of these systems. We have introduced in the Southeast part of the United States and Southern California these demonstration trailers in an attempt to secure more dealers for FlameOut(R) and some of our newly developed homeland security product.

         In August 2003, we executed a master distribution agreement with Western Fire Inc. of Casa Grande, Arizona for the purpose of marketing FlameOut(R) to the various state and federal forestry services. Western has its own fleet of specialty equipment trucks that are called into action by the various incident commanders in the event of wildfire. In September 2003, Western introduced Summit to its customer, Evergreen International Aviation. We were invited to participate in a new project, a field testing program to determine if FlameOut(R) would be compatible in a new delivery system utilizing a converted Boeing 747 aircraft. It is. This aircraft utilizes a large compressed air foam system carrying 24,000 gallons of FlameOut(R) within its payload. The Evergreen Super Tanker is capable of dispensing a single foam blanket 100 feet wide for 25,000 feet or segmented drops if needed. FlameOut(R) is the only non-toxic product approved by the United States Forestry Service. A demonstration drop of FlameOut(R) from the Supertanker can be viewed by going to the Summit website, www.summitenvironmental.com. From the homepage, click on "Links" and then click "Evergreen" from the links page.

         On April 23, 2004, we went to the Evergreen testing facility for an additional demonstration of the Supertanker, accompanied by former United States Air Force Chief of Staff, General Mike Ryan. The purpose for our trip was to begin forming a mutual marketing alliance between Evergreen and Summit. The design of the alliance is to extend the delivery of capabilities from the supertanker which included a WMD (biohazard nuclear exposure) platform. On July 27, 2004, Western Fire, Evergreen and Summit participated in a joint presentation held at Western's Corporate offices located on the Evergreen Air Base in Marana, Arizona. The meeting focused on presentations of response capabilities (Western), broad based applications (Evergreen) and problem solution (Summit) to representatives of FEMA, Homeland Security, Office of Energy Management, Arizona State Energy Management, Bureau of Land Management and local and forest firefighting crews. Presented at the meeting were two new additive products which utilize FlameOut(R) as its carrying agent. The two new additives are a bio-hazard decontamination agent, and our remediation response products designed to address toxic spills on land or water. The various representatives in attendance saw applications for many possible scenarios. We returned to the Pinal Air Base in August to participate in fire and explosion extinguishing demonstrations in conjunction with Western Fire, several southern Arizona sheriff's departments and the Department of Defense explosives teams to measure FlameOut(R)'s effect responding to fire scenarios initiated by criminals or terrorist elements. Attending this demonstration were representatives from the Taiwan Nuclear Authority (Vasa Group) and the W.S. Darley Company (Odin Foam Division). These two entities will be discussed further herein. FlameOut(R) performed beyond expectations. Requests for additional products resulted from the introduced concept of FlameOut(R) as a carrying agent. The solution for potential dangerous and hazardous exposure situations was established among the various groups in attendance. One such product requested to be developed is

FlameOut(R) with Pepper Spray which could be used as a criminal apprehension tool. The Merlin, a backpack, CAF system could be used as the device to dispense the chemical.

         During the first week of March 2004, we attended the International Association of Fire Chief's Wildland/Wildfire Conference in Reno, Nevada. FlameOut(R) was showcased by two of our distributors at separate locations in the Exhibits Hall.

         Just-In Case Fire of Calgary, Alberta operated out of the Summit exhibit space showcasing Fire Caddy(TM), the new DC Caddy(TM), Hose Caddy(TM), FirePower(TM) and FlameOut(R) concentrate. Just-In Case Fire was assisted in their presentations by several members of the Canadian Forestry Service, who had actual experience using FlameOut(R) during the end of the fire season of 2003.

         Western Fire, our wildland/wildfire distributor in Arizona, represented us and exhibited FlameOut(R) in its booth with the W.S. Darley Company. Darley Pumps are one of the most desired pumps for firefighting equipment in the world. As a result of Western Fire's experience with compressed air foam systems and the introduction of FlameOut(R) into those systems, we began discussions with Darley Pumps for the purpose of recommending FlameOut(R) to be sold in conjunction with their CAF system and distributing FlameOut(R) and FirePower(TM) through Darley's fire fighting equipment catalogs.

         Several members of AmBiz Associates accompanied Keith Parker, our CEO, to the conference in order to get a perspective of FlameOut(R) and its potential impact within the Wildland/Wildfire arena. This would serve as an informational gathering, so as to provide the entire AmBiz body more information in order for our development of a marketing strategy.

         Additional marketing shows were attended in Arkansas (Arkansas Timber Producers Association and Arkansas Forestry Service) and Virginia (Southern Forest Association). The focus of our attention was to apprise the forestry departments of the Southeastern United States of the successful use of FlameOut(R) in California during November 2003 and the introduction of the Evergreen Supertanker. During the Southern Forestry Association Meeting in Virginia, we were invited to participate in this year's Southern Forestry National Association meeting and to be a presenter in 2005. While participating in the Virginia show we were introduced to Forestry Supply Company. This supply company sells products to logging crews and wildland wildfire crews. Located in Jackson, Mississippi, the site of the National Southern Foresters Meeting, this led to the opportunity to meet with their management in September 2004. Our attendance at the Jackson conference led to a scheduled demonstration of FlameOut(R) with the Jackson, Mississippi Fire Department. This demonstration was successful from the point of gaining a new customer and from acquiring new imagery showing the fast acting and economical aspects of FlameOut(R). Pictures of this event are available on our website, www.summitenvironmental.com.

         In August, we were an exhibitor at the International Association of Fire Chief's Conference in New Orleans. A byproduct of our attendance at this meeting gave us the opportunity to expand our relationship with the W.S. Darley Company which began in Reno in March.

         Two previously discussed developments emerged as a result of this meeting. We previously supplied Darley some FlameOut(R) samples to utilize in the Compressed Air Foam (CAF) Systems at their Odin Foam Division facility. CAF systems are one of the fastest growing segments of the fire fighting apparatus industry. The W.S. Darley Company is one of the world's premier manufacturers. Traditionally, CAF systems have two product tanks, one for a class A wetting agent, and one for a Class B foam. The introduction of FlameOut(R), UL listed for both Class A and B fires, has provided a competitive edge for Darley in their market place. A redesigned CAF system utilizing FlameOut(R) would require only one tank, one set of valves, and one set of proportioners. The result, lower cost of goods accompanied by a superior product that is environmentally safe. The Vasa Group, previously mentioned, purchased a large CAF system for the nuclear facility in Taiwan from Darley in September. As a result of our demonstration in Arizona in August, the CAF system was equipped with FlameOut(R) giving us another international sale. Secondly, Western Fire, a Darley CAF system dealer, formally submitted FlameOut(R) and FirePower(TM) to the W.S. Darley catalog division in September. FlameOut(R) and FirePower(TM) will appear in Darley's fire products catalog in January 2005. This catalog goes to every fire department in the United States and a variety of fire departments in twenty-three foreign countries.

         We began working with Asah Terra, LLC, a Washington based bioremediation contractor. Asah Terra contacted us to provide recommendations and chemicals for two specific clean-up projects they had been contracted to resolve. In September, we sold Asah Terra Ultimate Clean 850 to treat contaminated soil at a decommissioned gasoline service station. Asah Terra specializes in the area using an electro-migration procedures through wells that are drilled into contaminated areas. The addition of Ultimate Clean 850 in this scenario reduced the contamination in parts per billion in a range from 40% to 79% in three weeks. Most noticeable was one of the drilled wells contamination level measured at 410,000 parts per billion and was reduced to 81,000 parts per billion.

         Again, at the end of September, Asah Terra requested a possible solution for a cleaning project with the City of Seattle. The task for this project was to use Ultimate Clean 1103 for the reduction and possible elimination of hydrogen sulfide fumes and emissions coming from the cleaning of a 6,000 gallon oil-water separator during its required cleaning. Stated results communicated back to Asah Terra from the City of Seattle officials were that there were no detectable levels experienced at the site during and after the clean-up. The significance of this reduction has a cost savings effect as previous hazmat contractors had to be on site.

         Asah Terra has requested that Dr. Mohsen Amiran accompany representatives from Asah Terra to Nigeria. Asah Terra is a contractor with contracts for a large volume of clean-up scheduled for Nigeria caused from years of neglect in the production of petroleum. The clean-up projects are estimated at $13 billion spanning the next ten years. Our success in providing the products producing successful clean-up as mentioned for Asah Terra has underwritten the use of several of our Ultimate Clean products for projects for Asah Terra in the U.S. and Nigeria.

         In the last quarter of 2002, we began marketing FlameOut(R) to the logging industry. This venue was initiated when we were contacted by Bituminous Insurance Company, the oldest and largest underwriter of fire insurance coverage for equipment used in the logging industry. With insured equipment ranging from $275,000 to $650,000, Bituminous now takes the position that a product like FlameOut(R) must be present in extinguishers on insured equipment, or the logger will face a non-renewal status. For new equipment, the same requirement would be required for binding of coverage. We expanded the sale of FlameOut(R) to these customers from five gallon containers of FlameOut(R) concentrate to include
2 1/2 gallon and 6 liter extinguishers and brackets to mount the extinguishers.

We began to package topper bottles (pre-measured bottles of FlameOut(R)) to be used to complete the fill of extinguishers out on the logging line. During 2003, we added endorsements from Santee Insurance Company and Lloyd's of London for marketing FlameOut(R) to their insureds. These companies now discount premiums from 15% to 25% when FlameOut(R) is installed on their insured equipment. We provide marketing materials to the senior underwriters of the insurance companies. They hold regional marketing meetings and disburse the materials to their field agents. The marketing directly of our products to a logging customer is handled mostly through the logger's insurance agent or local equipment suppliers we have set up as dealers. In April 2004, we attended the Arkansas Timber Producers Association meeting held on the grounds of International Paper. We demonstrated extinguishing fires (tire, diesel fuel, and hydraulic fluid) with the equipment which is currently recommended to the operators by Bituminous Insurance. We also introduced the Fire Caddy DC(TM), powered by a rechargeable battery and the Hose Caddy(TM). We also demonstrated the new FirePower(TM), which had been introduced on QVC on April 3, 2004. Logging supply dealers established in Virginia, South Carolina, and Alabama in 2003 have seen increased sales during the second quarter of 2004. We have developed a directed effort to expand logging sales. The southeastern part of the U.S. has been divided into three areas. Each area has an insurance agent/dealer representative. We have representatives for the home office on the road, working within these three areas. While gaining exposure in these areas, we were recently interviewed by two new insurance companies that have now proposed initiating programs similar to the existing relationship we experience with Bituminous. We have expanded our efforts through representatives with Lloyd's of London and Santee Insurance Company.

         Due to stiff regulatory guidelines with regards to portable fire extinguishers, the approval of our aerosol can fire extinguisher prompted our competitors to create a myriad of road blocks, attempting to prevent us from competing in some of our target venues. One of our initial venues was to market FirePower (TM) on QVC. In order to complete this targeted goal, we accomplished the following:

         o Completed the NFPA 10 certification tests for both chemical contents (ANSI/UL 711) and the container (ANSI/UL 8).
         o Obtained a validated listing number from Applied Research Laboratories for listing FirePower(TM) as a legally tested, certified, and insured product.
         o        Completed Quality Assurance at QVC.
         o        Secured programming approval at QVC.
         o Obtained certification confirmation from United Parcel Service on the shipping classification for FirePower(TM) as "aerosol non-flammable". This allows FirePower(TM) to be shipped as any other product and not as hazardous material.
         o Secured the confirmation letter from the United States Department of Transportation confirming FirePower(TM) for shipping as ORM-D. This confirmation eliminates additional shipping issues created about aerosols in the aftermath of September 11, 2001.
         o Obtained the right for George Foreman to be the national spokesperson for FirePower(TM) when retail "roll-out" of the product would become viable after initial branding on QVC.

         FirePower(TM) successfully aired on QVC in April, May and June and on August 3, 2004. We were informed that FirePower(TM) would become a product for regular programming at QVC in August. We were issued 2 standing purchase orders and notified of a back up purchase order. When we placed our new order for shells (cans), we learned that the aerosol aluminum can supply industry has taken a drastic change in direction due to the rising cost of crude oil.

Companies that had previously packaged products in plastic containers began to switch to aluminum cans. The type cans we are required to use are not those used for deodorant and shaving cream. These are specialized cans produced as 2-P or 2-Q aluminum cans. There are only two facilities in the world that make these cans. One is located in Madrid, Spain and the other is in Monterrey, Mexico. What was originally a 3 to 4 week lead time for our supply has now become 16 to 22 weeks. New planning measures had to go into effect due to QVC and new retail orders which are scheduled for late first quarter and early second quarter 2005. These will be discussed in the Outlook with regards to AmBiz. The August order from QVC to be delivered in late September has been moved to a delivery to QVC between December 28, 2004 and January 5, 2005. We have ordered a sufficient supply of empty shells (cans) to warehouse at our contract filling facility in order to meet the demand of QVC based on this changing demand for this type of aluminum cans. One example that impacted the supply availability is the repackaging of Febreeze by Proctor and Gamble.

         In a planning meeting with AmBiz members, Don Burns, Max James, and Rob Heggie in early August, the retailing of an aerosol product was the topic of the meeting. The primary customer for this focus of the meeting was Target Stores. During the meeting, the extinguishing of a Christmas Tree with a can of FirePower(TM) was noted. This discussion led to the introduction of our product SafeTree(TM), heretofore unknown by AmBiz. As a result of the discussions, Rob Heggie contacted the president of Noble Mountain Tree Farms. Noble is one of the world's premier Christmas Tree growers and suppliers touting the supply for Wal-Mart, Home Depot and Lowe's besides numerous other retailers. At the same time, Noble possesses a network of Noble Tree lots which sell trees direct to the public. Within the next week, meetings were held with Gary Bishop, President/CEO of Noble. He was in Dallas for a merchandising meeting conducted by Wal-Mart at Market Hall. Gary was responsible for the exhibiting of 30 Christmas Trees and 30 wreaths for this meeting. We supplied SafeTree(TM) in bulk and in hand held containers for application to be used on 15 of the trees and wreaths. The results observed by Noble representatives and Wal-Mart buyers were very positive. After 30 days, the trees and wreaths treated with SafeTree(TM) were still green and were not losing their needles. Those untreated had turned yellow and brown and were losing needles. Through the combined efforts of AmBiz (Rob Heggie), Noble (Gary Bishop) and our office, we developed what we have defined as a second phase of the performance period for SafeTree(TM) during the 2004 Christmas Season. SafeTree(TM), packaged in a special (16 ounce) aerosol can will be test marketed in Home Depot and Wal-Mart in the Solona Beach area of Southern California and the Dallas-Fort Worth, Texas area. Additionally, SafeTree(TM) will be sold to a select group of the Noble Christmas Tree Lots. This will complete the second phase of the performance level of SafeTree(TM). In early fourth quarter 2004, Noble will be supplying two-can sample sets to 50 to 60 of the major retailers in the U.S. that are customers of Noble each year for trees and wreaths. During the first three weeks of November, Noble will ship 6 to 7 million trees to these customers. Once all our preparation work is completed, we will be prepared to assist Noble in the marketing of SafeTree(TM). The market time for purchasing Christmas products for Christmas 2005 is during the first quarter 2005.

OFF-BALANCE SHEET ARRANGEMENTS

         Our company has not entered into any transaction, agreement or other contractual arrangement with an entity unconsolidated with us under which we have

o    an obligation under a guarantee contract,

o a retained or contingent interest in assets transferred to the unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to such entity for such assets,
o any obligation, including a contingent obligation, under a contract that would be accounted for as a derivative instrument, or
o any obligation, including a contingent obligation, arising out of a variable interest in an unconsolidated entity that is held by us and material to us where such entity provides financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging or research and development services with us.

                              RESULTS OF OPERATIONS

         The following table presents, as a percentage of sales, certain selected financial data for each of the two years in the periods ended December 31, 2003 and 2002:

         Year ended December 31             2003              2002
                                            ----              ----
         Sales                             100.0%             100.0%
         Cost of Sales                      (248)              50.1
                                           -----           --------
         Gross Margin                       (148)              49.9
                                           -----           --------
         Operating Expenses                 (510)          (1,094.3)
         Other Income and Expenses, Net      2.3                3.3

         Net income (loss)                  (656)%           (1,041)%

         SALES

         Sales of $180,687 for 2003 increased by $53,080 or 42% from the prior year's sales of $127,607. Management devoted considerable attention during 2003 to certification and test marketing.

         GROSS MARGIN

         Because of a provision for inventory losses of $364,485, what would have been a gross margin of $96,306, or 53% of sales, was, instead, a total cost of sales of $448,866, which was 248% of sales. In 2002 we had a gross margin of $63,633, or 49.9 percent of sales.

         OPERATING EXPENSES

         Operating expenses of $921,988 for 2003 decreased by $474,406, or 34 percent, from $1,396,394 in 2002. Advertising expenses decreased in 2003 by $281,340 over 2002. Professional fees decreased in 2003 by $6,201 over 2002. Expenses related to trade shows decreased to $4,399 in 2003 from $26,711 in 2002. Repair and maintenance expense decreased by $587 from 2002 to 2003. Office salaries increased from $74,134 in 2002 to $94,352 in 2003 and officer compensation increased by $16,984 from $188,416 in 2002 to $205,400 in 2003. Consulting fees decreased in 2003 by $35,350 over 2002.

         NET LOSS

         We had a net loss of $1,185,992 during 2003, as compared to a net loss of $1,328,512 during 2002. The years 2003 and 2002 were years of product and marketing organization, as reflected in the acquisition of all rights related to our fire suppressant products and in the efforts exerted to introduce the fire suppressant products to major purchasers and distributors of these products. Significant efforts in marketing and product research were introduced with regards to the company's cosmetic division. Progress in reducing overall operating expenses was accomplished in 2003. These efforts, while properly accounted for as expenses, represent major investments by the company in the future marketing of its fire suppressant and cosmetic products.

         LIQUIDITY AND CAPITAL RESOURCES

         We had negative cash flow from operations of $514,786 in 2003 and negative cash flow from operations of $535,456 in 2002. Major contributors to the 2003 negative cash flow from operations were the $1,185,992 net loss from operations, $168,093 in amortization of patents, and $364,485 in provision for inventory losses. Major contributors to the 2002 negative cash flow from operations were the $1,328,512 net loss from operations and $162,335 in amortization, $137,095 in bad debt expense, and $339,150 in stock issued for services.

         We had negative cash flow from investing activities of $2,722 in 2003 and negative flow from investing activities of $37,088 in 2002. The major components of both years' cash flow from investing activities were acquisitions of property and equipment in 2003 and acquisition of patents in 2002.

         We were able to stay liquid from the sale of $396,300 of our common stock and loan proceeds of $39,500 during 2003, and only from the sale of $574,500 of our common stock during 2002. At year-end 2003, we had $114,054 cash on hand. At year-end 2002, we had $195,762 cash on hand.

         We have received indications from several prospective buyers of fire suppressant, industrial cleaning products and cosmetic products that a considerable market for these products will develop during 2004. See "Outlook" below.

         RESULTS OF OPERATIONS - FIRST THREE QUARTERS OF 2004 COMPARED TO FIRST THREE QUARTERS OF 2003

         Sales from operations were $163,713 for the first three quarters of 2004 compared to sales of $137,154 for the first three quarters of 2003, a 19 percent increase. Gross margin on these sales was 51.1 percent in the first three quarters of 2004 and 42.4 percent in the first three quarters of 2003. The improvement in gross margin was attributable to higher margin products being sold.

         Operating expenses were up to $811,351 for the first three quarters of 2004 compared to $608,120 for the first three quarters of 2003, an increase of $203,231 or 33.4 percent, almost all of the increase being attributed to Increased presence in trade shows, travel, advertising, and commissions for sales force.

         We experienced a net loss of $729,034 in the first three quarters of 2004, up 33.3 percent from the $546,930 loss of the first three quarters of 2003. The loss per share of common stock was $0.04 for the first three quarters of 2004 versus $0.03 for the same period of 2003.

         Some balance sheet items that reflect significant changes from December 31, 2003 to September 30, 2004 are: cash, up to $684,943 from $114,054; accounts receivable, up to $42,281 from $29,444; prepaid expenses, up to $119,542 from $79,916; property and equipment, up to $78,505 from $58,235; and accounts payable, down to $812 from $71,730.

         The net loss of $729,034 in the first three quarters of 2004 was financed in part from $130,251 in amortization and depreciation and the balance by $1,332,750 in proceeds from the sale of stock.

         OUTLOOK

         The statements made in this Outlook are based on current plans and expectations. These statements are forward looking, and actual results may vary considerably from those that are planned.

         We are continuing our work with American Business Associates (AmBiz). AmBiz is assisting us with introductions into military, homeland security and emergency management venues, retail development and introductions for some of our products and with development and financing for future retail projects. More about AmBiz can be found at www.americanbusinessassociates.com. With retired Air Force Chief of Staff General Mike Ryan assisting with our efforts, we have submitted FlameOut(R) and FlameOut(R) Foam to the United States Air Force chemical testing center at Tyndal Air Force Base in Florida. The series of testing involves the protocol to find a new agent to suppress ground based fuel fires. Our FlameOut(R) Foam (AFFF Replacement) and FlameOut(R) will be undergoing continued toxicity testing and efficacy tests during 2005. Plans are to introduce FlameOut(R) to the US Air Force testing center at Little Rock, Arkansas for use in the Air Force fleet of C-130 tankers in early 2005 for wildland, wildfire applications.

         Our FlameOut(R) was used in some of the fighting of wild fires in California, Arizona, and Canada during 2003. We saw much more activity in May and June 2004 in Arizona with FlameOut(R) being ordered by the product caches to the front lines of the Nuttals fire and the Mt. Graham Observatory fire. Western Fire ordered a large inventory of FlameOut(R) in order to facilitate these emergency type orders which are occurring and will occur with little or no warning. The expected and predicted increase volume of wildfires for 2004 did not occur due to unusual climate change and more rain than predicted. Western Fire has purchased a sufficient inventory to answer the demands that could change quickly. Additionally, we have an inventory of FlameOut(R) in a warehouse in Butte, Montana.

         When President Bush signed the Healthy Forest Initiative, we immediately met with our US Congressman and the US Congressman for Pinal County in Arizona for the purpose of presenting FlameOut(R) as the answer to the problems which have occurred from "controlled burns". It is a given that one will get out of control. It is just not known where. Our lobbying efforts continue to focus on the non-toxic and biodegradable benefits of FlameOut(R), as a politically popular answer for the solution of these issues when they occur. We made presentations to FEMA, Homeland Security, Arizona State Emergency Management, Office of Emergency Management, and Bureau of Land Management representatives on July 27, 2004, in conjunction with Western Fire and Evergreen Aviation. Western Fire has employed, as a consultant, a former aid to a U.S. Congressman from Arizona for the purpose of enhancements and introductions in order that FlameOut(R) and Western Fire are called into action. The focus of the meeting was centered on emergency response to toxic spills and biohazard potentials. The previous successful demonstration of the use of the Evergreen Supertanker to disperse FlameOut(R) over a path 100 to 125 feet wide for 20,000 feet brought about the recognition that FlameOut could be used as an extremely effective carrying agent for other products. The idea of dropping water from the air has been around for a long time. It is impractical as the water would turn to mist and drift rather than being directed to a specific location. The additive of FlameOut(R) to water and dispersed through a CAF system has significantly changed these views. New directions for the use of FlameOut(R) as the carrying agent for other products which address environmental issues are currently being developed. A branding slogan has been developed using "a member of the FlameOut(R) family of products". This terminology allows for the introduction of the concept of our other products ability to be broadcast over large areas. The broadcasting of these specific agents for specific circumstances through all types of CAF systems, whether air, ground or home based was well received by the previously mentioned government groups. We will be introducing this concept at the Fire Rescue Conference in Las Vegas, November 12-14, 2004. An additional benefit to the branding is that it helps establish credibility for the use of these additions due to the non-toxic and biodegradation major certifications for FlameOut(R). All labels for products produced for which FlameOut(R) is the carrying agent will carry the approval identifications of FlameOut(R). Our remediation formula for oil spill response, and our decontamination additive that will expand the encapsulation capabilities where remediation is necessary gives us the ability to address emerging response beyond fires. The clean-up of toxic spills or chemical exposures, and a biohazard enzyme to clean the air from free radicals in the event of a terrorist attack, and a fire retardant with a sealant that can be sprayed on a structure prior to evacuating an area in the event of a wildfire threatening a residential area are examples of this expanding of our technology. The Evergreen Supertanker, Type 6 and Type 3 emergency response trucks from Western Fire, the Fire Caddy(TM), and the new DC Caddy(TM), Darley and Intelagard CAF systems, and the Hose Caddy(TM) are devices capable of effectively dispersing FlameOut(R) plus its new additives.

         Western Fire, our distributor in Casa Grande, Arizona, has been holding training classes for wildland fire fighting crews in Arizona, New Mexico, Colorado, California and Nevada for the purpose of teaching fire fighting crews how to use FlameOut(R) in the fighting of wildfires. New CAF Systems are now being introduced as the state of the art fire fighting equipment. These systems display properties of FlameOut(R) that were unknown until FlameOut(R) was introduced through these types of systems. Western is the licensed procurement office for several large municipal fire departments, even as far away from Arizona as the District of Columbia. Western Fire began moving pallets of FlameOut(R) on to the fire lines recently in fires in Arizona (June - July
2004). These newly trained and graduated fire crews - when separate from Western Fire's crews - are now coming to wildfires asking for FlameOut(R) from the Fire Cache.

         On April 22, 2004, Western Fire was dispatched for its first brush fire of the season. A twenty-acre brush fire was reported at the Picacho Reservoir in Pinal County, which reservoir has been a dry lake for a number of years due to the prolonged drought in the southwest. Western Fire sent crews and Type 3 and Type 6 compressed air foam (CAF) engines loaded with FlameOut(R) fire fighting foam. Initial attack began early that evening using FlameOut(R) as a wetline to flank the advancing brush fire. Because of FlameOut(R)'s unique ability to be used as a retardant, the fire could not advance through the FlameOut(R) wetline and was contained to a brush fire allowing Western Fire wildland firefighters to begin mop up operations. The fire was in heavy brush and mesquite trees. Again

FlameOut(R) worked beyond everyone's expectations, especially in keeping the fire contained instead of becoming a wildfire, and in putting out stumps' underground root system fires that kept the crews working all night. By morning the brush fire was completely out with no reported rekindling

         Earlier the next afternoon Western Fire was dispatched for a mutual aid call by the Northern Pinal Fire Department as a possible brush fire in an unincorporated area of Pinal county. Once on scene, it was found to be a 40 foot cargo container on fire on a homeowner's property in an urban interface area. The homeowner had been welding on the metal cargo container setting off a fire inside filled with Class B materials. The fire was burning so hot that paint was melting on the outside. Again FlameOut(R) was deployed from a Western Fire Type 6 CAF engine to easily cool the outside of the container and then within minutes extinguished the contents inside the cargo container. The combination of a compressed air foam system and unique abilities of FlameOut(R) foam easily mitigated the fire with minimal water damage. In early May 2004, we were asked to furnish warehousing locations and central phone numbers by the United States Forestry Service. Also, we were asked to supply a potential list of customers who have been exposed to FlameOut(R). These exposures effects have been completed by Western Fire and Just-In Case Fire and represent over 235 companies and wildland fire fighting agencies and departments. Further locations were provided for fires where FlameOut(R) has been used including and since The Old Fire in California in November 2003. Western Fire crews returned from the Nuttals and Mt. Graham fires on July 21, 2004. They were the last crews to leave the fire lines. Reports coming from the Western Fire Crews and others center around FlameOut(R) being the first product these crews have used that successfully prevents re-ignition once the fires are extinguished. We feel this will be one of the primary observations that will begin to produce increased requests for FlameOut(R) by the fire crews to the fire caches.

         Just-In Case Fire introduced its Hose Caddy(TM) during the fourth quarter of 2003. This devise connects to the end of a garden hose. It is similar to a garden fertilizer/insecticide sprayer. The unit comes filled with 32 ounces of FlameOut(R). Major retail marketing began in Canada at spring garden shows held in 2004. We have sold Hose Caddies(TM) in conjunction with other devices to our logging customers.

         In January 2004, Just-In Case Fire introduced its FireCaddy DC(TM). This is a portable fire extinguishing system in a tool box. Just-In Case has confirmation letters for the purchase of 4,500 DC Caddy units. One confirmation letter is for 2000 DC units from State Farm Insurance. The addition of the Hose Caddy(TM) and the DC Caddy(TM) to Just-In Case Fire's line of products now provides three fire extinguishing systems exclusively containing FlameOut(R). Each of these units provides a royalty payable to Summit on each unit manufactured when sold. Just-In Case Fire started the production of the first 2000 Fire Caddy DC(TM) units for State Farm Insurance in April 2004. Completion is scheduled for the end of 2004. The first 2000 units require 5000 gallons of FlameOut(R) for the completed product. In addition, the DC Caddy is the unit to be installed on the mining trucks for BHP mining in Australia. We have been informed that the pending order for FlameOut(R) at BHP mines will occur with the manufacturing of the DC Caddy.

         Through one of the associates of AmBiz, Mr. Tom Hobday, we presented the Fire Caddy DC(TM) and the Hose Caddy(TM), along with the original Fire Caddy(TM), FlameOut(R) and FirePower(TM) to representatives of USAA Insurance in May 2004. This resulted in the preparation of these products for listing in the

USAA members catalog. Initial discussions were held on how to introduce the product to USAA's insured policyholders, potentially discount premiums and the effects on tracking claim experience. Though this is in its preliminary stages, we think that this will be a coming venue in 2005. We have been successful providing the same products and benefits to insured parties in the logging industry with Bituminous Insurance, Lloyd's of London and other insurers requiring fire suppression equipment with FlameOut(R) in order to bind and renew fire coverage. Now, two years into the program, the insurance companies are seeing savings from loss reductions. During the third quarter 2004, we began to increase our presence and marketing to these venues through developing three areas of the Southeastern United States. We began working directly with field representatives, independent agencies and loss prevention agencies that place business with Bituminous, Lloyd's of London and Santee Insurance Companies. Logging supply center stores in Virginia, Mississippi, and Louisiana have been operating over a year now as dealers. Fourth quarter of 2004 and first quarter of 2005 will see an increase in the direct contacts through these regions established and through more dealer supply stores. We are expecting to offer the same products to the members of USAA Insurance, through its member services catalog in early 2005.

         During the first week of March 2004, members of AmBiz accompanied us to the IAFC Wildland/Wildfire Conference in Reno, Nevada. During April 2004, AmBiz partner, General Mike Ryan (retired United States Air Force, Chief of Staff - September 2003) attended a demonstration drop of FlameOut(R) from the Evergreen 747 Supertanker, dispersing 10,000 gallons of FlameOut(R) mixed with water at a 6% solution. Weather computers were strategically stationed in areas of the drop path. They registered significant decreases in temperature, heat indexes and barometric pressure, with increasing humidity, surface wind speed and dew point. We are planning a joint presentation to the U.S. Department of the Interior and the U.S. Forestry Service featuring the life saving, property saving, quick response and environmental advantages from dispersing FlameOut(R) over large areas of wild fires from the Supertanker. We will be focusing on the capabilities of FlameOut(R) to build fire breaks, prevent toxic exposure to firefighters and the environment along with structure protection. In August, we met with AmBiz members Max James, Don Burns, and Robert Heggie for the purpose of developing a roll-out of an aerosol fire extinguisher for retail marketing purposes. Sample products, video presentations similar to that for in-store marketing and point of purchase materials have been developed and are being presented to major retail buyers by Mr. Heggie and Gary Bishop, President of Noble Mountain Tree Farms.

         Our distributor in Canada, Just-In Case Fire, estimates that it could sell 100,000 Caddy units during 2004 and 2005. As of September 2004, the final design for the DC Caddy was complete and the first prototype was being manufactured. Even though this project has been delayed from its original projection due to design changes, Just-In Case advises that all projects and anticipated sales are still solid. This would provide sales of 250,000 to 500,000 gallons of FlameOut(R) depending on the breakdown of each of the Fire Caddy Products. We have 5,000 gallons of FlameOut(R) warehoused in Butte, Montana. This gives us two western United States locations to disperse FlameOut(R) from as orders come from the Fire Cache leaders on the front lines of wildfires. The Montana warehouse can easily facilitate orders for Western Canada.

         During the period March 3-5, 2004 our involvement with Evergreen Aviation, through our distributor Western Fire, was introduced to the fire fighting community at the NFPA Wildland Wildfire Conference in Reno, Nevada. Evergreen has equipped a SuperTanker (a converted 747) with a large, compressed air foam system. This system can disperse 24,000 gallons of FlameOut(R) mixed with water along a path of foam 100 feet wide for 25,000 feet in a continuous drop - or in segmented drops, if necessary. The largest aerial application currently in use in the industry is capable of one continuous drop for only 2,080 feet. On July 27, 2004, a joint presentation of Western Fire, Evergreen, and Summit was made to representatives from FEMA, Homeland Security, Office of Emergency Management, Arizona Office of Emergency Management and others. Estimated completion, as of September 2004, for the Supertanker project is the first quarter of 2005.

         Our experience with the Evergreen Aviation SuperTanker can also be used to disperse remediation products on oil spills and a newly developed decontamination agent for biohazard or terrorist emergencies. We own the exclusive marketing rights to a remediation technology obtained from Dr. Mohsen Amiran in 2003. While all of our successful testing has been centered on FlameOut(R) in the SuperTanker CAF system, our remediation product is planned for usage on oil spills. During April 2004, three demonstration drops were conducted with the Supertanker. Each drop consisted of 10,000 gallons of water/FlameOut(R) mix (6% FlameOut(R)) for the purpose of showing how FlameOut(R) will blanket and cover the areas targeted by the Supertanker. The drops revealed a complete saturation of all vegetation and penetration of the canopy to completely cover the ground. During the drops, a significant decrease in temperature was recorded on weather computers. At one of the demonstrations, over 50 people representing the United States Forestry Service, Bureau of Land Management, Arizona State Fire, Aire Tanker Operations, and Hazardous Materials Departments were present. We began an interface phase with FlameOut(R) where the attributes of the products fire fighting and environmental capabilities are being introduced into many various methodologies beyond wildland fire fighting. The addition of our decontamination additive to FlameOut(R) presents a solution for biohazard potential exposure. In addition, these two additives to FlameOut(R) for remediation and decontamination can be dispersed by Type 3 and Type 6 emergency response trucks and all of the Fire Caddy(TM) associated products.

         We plan to expand during the fourth quarter of 2004 the introduction of our expanded environmental and hazardous response products. There is an enormous potential in these areas. The capabilities learned during 2004 by utilizing FlameOut(R) in CAF systems has shown parties involved with FEMA, Homeland Security, Department of Defense, and local law enforcements new methods to deal with problems quickly, efficiently, and environmentally. In this era of preparing for making our homeland more secure, we have introduced solutions for many problems facing many agencies and departments. We will be continuing to show and develop our remediation formula in several venues, develop our decontamination product, and begin testing on a flame retardant and sealant for structure protection.

         Working with our distributor for Ultimate Clean Chemicals and Cleaners, Asah Terra, a Washington based bioremediation contractor, we have achieved success using two of our chemicals with plans to utilize three to four others in the heavily contaminated petroleum production areas of Nigeria.

         Asah Terra is working with the Nigerian Government and Shell Oil of Nigeria in providing consultation and products with specific applications for what is estimated at up to ten years of existing clean-up of contamination. Russ Blackburn, CEO of Asah Terra, and Dr. Mohsen Amiran, Summit director and Head of Research & Development, have been invited by the Senate of Nigeria to address its body during a November 22-24, 2004 meeting specifically addressing issues and solutions to this overwhelming contamination problems. One of the first sites that we will be cleaning is a stagnate lake that allows bacteria to grow. When it rains, the overflow provides such a large amount of toxic residue that this site has been linked to being a leading cause of the deaths of infants and young children in Nigeria. Dr. Amiran estimated from his preliminary studies that this project will probably last for up to two years.

         Asah Terra is using some other Ultimate Clean products through their division, FogEater Laboratories, which specializes in cleaning the grease traps at restaurants primarily in the Northwest United States.

         On April 3, 2004, FirePower was introduced for the first time on QVC. We performed live, on-air demonstrations of FirePower(TM)'s amazing capabilities. Additional airings for FirePower(TM) were held in July and August. In August we received purchase orders from QVC for delivery in September for airing in October and November. We have discussed previously in the "Overview" the change which occurred with crude oil, plastic containers, and the increased demand for aluminum. We have planned by ordering segmented deliveries of cans in order to meet the demand at QVC and for our plans for retail roll-out. We were delayed in the start of both of these venues when notification was received that lead times for cans changed from 3 to 4 weeks to 16 to 22 weeks. We will receive 50,000 empty shells in early December for filling between December 11 and 15, 2004. Delivery for QVC is between December 28, 2004 and January 5, 2005. We have additional 50,000 shell orders coming in on a regular basis for future needs. Several catalog sales venues will begin in 2005 with W.W.W. Grainger, W.S. Darley Company, USAA member services, and Forestry Supply.

Cosmetics

         On November 11, 2004, Paula Parker, President of Pannache Cosmetics, has been invited to present the Pannache Cosmetics lines of products at the Quarterly meeting for AmBiz Associates. AmBiz has members with extensive backgrounds in cosmetics and retailing. The purpose of this meeting will be to begin to develop a relationship with the Pannache Division of Summit, in the same manner that began in November 2003 when Keith Parker, CEO of Summit was invited to present to AmBiz.

       Our future results of operations and the other forward-looking statements contained in this Outlook involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: the inability of the company to obtain needed additional capital, loss of personnel, particularly chief executive officer B. Keith Parker, as a result of accident or for health reasons, interruptions in the supply of inventory from manufacturers of the inventory, the development of a competing fire suppressant by a well-capitalized competitor that either is able to develop a new product with the same attributes as our fire suppressant or is able to discover the additives to our fire suppressant that give it its unique and superior qualities, and an accident involving life or serious bodily harm that fairly or unfairly would bring into question the safety of using the company's fire suppressant products.

                            DESCRIPTION OF PROPERTIES

         We own no plants or real property. We lease space for our offices and for storing inventory.

         FACILITIES

         We lease 4,500 square feet of space in Longview, Texas for our offices and for inventory storage at $1,700 per month. Additional warehouse space of 1,600 square feet is leased for $400 a month for stored inventory. We believe all space requirements can be met at its present location for at least the next year.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Summit Technologies, prior to its merger with our company, paid $30,000 to Moonlighting Distribution Corporation for the exclusive license to distribute products manufactured by Moonlighting Distribution Corporation - STRESSEX(TM), PANNACHE(TM), and TRIM-AWAY(TM). B. Keith Parker and his spouse, Paula Parker, who were officers and directors of Summit Technologies, own 52.5 percent of the capital stock of Moonlighting. Summit Environmental will pay royalties to Moonlighting for the exclusive licensing rights to the products from Moonlighting.

         Summit Technologies' and, now, our company's distribution rights to BioGenesis's fire suppression products were acquired not from BioGenesis, but, rather, from Moonlighting Distribution Corporation, which had acquired these rights before Summit Technologies was formed. In exchange for the transfer of these rights to Summit Technologies, it issued 350,000 shares of its common stock to Moonlighting Distribution Corporation, paid $10,000 to Moonlighting, and will pay to Moonlighting a royalty of $0.50 for each 16-ounce can of FIREPOWER 911(TM), $0.35 for each 1-liter can of FIREPOWER(TM), and $0.50 for each gallon of FLAMEOUT(R).

         On November 2, 1998, BioGenesis assigned to Summit Technologies all patents and intellectual property rights associated with the fire suppressant products. Because of our merger with Summit Technologies, these rights are now owned by our company. The obligation to pay licensing fees to BioGenesis merged with the acquisition of the patent rights and, accordingly, was extinguished. The obligation to pay the above-described annual royalties to Moonlighting, however, did not so merge and will continue in effect during the term of the exclusive license obtained from Moonlighting.

         PARENTS OF THE COMPANY

         Moonlighting Distribution Corporation ("Moonlighting") is affiliated with the company through the common control of it and our company by B. Keith Parker and Paula Parker, husband and wife, who are directors of each corporation, own 52.5 percent of the capital stock of Moonlighting (which itself owns 2.9 percent of the capital stock of the company) and own of record 19.4 percent of the capital stock of the company.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Summit's Common Stock presently trades on the OTC Bulletin Board, having been added to the OTC Bulletin Board on April 5, 1999. The high and low bid and asked prices, as reported by the OTC Bulletin Board, are as follows for 2003 and 2004. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                                    High             Low
                                    ----             ---
         2003:
                  1st Qtr.          0.27             0.20
                  2nd Qtr.          0.35             0.18
                  3rd Qtr.          0.26             0.16
                  4th Qtr.          0.25             0.14

         2004:
                  1st Qtr.          0.25             0.145
                  2nd Qtr.          0.72             0.25
                  3rd Qtr.          0.59             0
                  4th Qtr.          0.41             0.24

         Holders. Based on information provided by our transfer agent, we had 640 shareholders of record of our common stock on January 13, 2005.

         Dividends. We have declared no dividends on our Common Stock. There are no restrictions that would or are likely to limit the ability of the company to pay dividends on its Common Stock, but we have no plans to pay dividends in the foreseeable future and intends to use earnings for the expansion of its business.

                             PENNY STOCK REGULATIONS

         There is no way to predict a price range within which the company's common stock will trade. We expect trading to commence on the OTC Bulletin Board at a price less than $5 a share. Accordingly, the company's common stock, initially at least, would be subject to the rules governing "penny stocks."

         A "penny stock" is any stock that:

         o        sells for less than $5 a share.

         o is not listed on an exchange or authorized for quotation on The Nasdaq Stock Market, and

         o is not a stock of a "substantial issuer." The company is not now a "substantial issuer" and cannot become one until it has net tangible assets of at least $5 million, which it does not now have.

         There are statutes and regulations of the Securities and Exchange Commission (the "Commission") that impose a strict regimen on brokers that recommend penny stocks.

                  The Penny Stock Suitability Rule

         Before a broker-dealer can recommend and sell a penny stock to a new customer who is not an institutional accredited investor, the broker-dealer must obtain from the customer information concerning the person's financial situation, investment experience and investment objectives. Then, the broker-dealer must "reasonably determine" (1) that transactions in penny stocks are suitable for the person and (2) that the person, or his advisor, is capable of evaluating the risks in penny stocks.

         After making this determination, the broker-dealer must furnish the customer with a written statement setting forth the basis for this suitability determination. The customer must sign and date a copy of the written statement and return it to the broker-dealer.

         Finally the broker-dealer must also obtain from the customer a written agreement to purchase the penny stock, identifying the stock and the number of shares to be purchased.

         The above exercise delays a proposed transaction. It causes many broker-dealer firms to adopt a policy of not allowing their representatives to recommend penny stocks to their customers.

         The Penny Stock Suitability Rule, described above, and the Penny Stock Disclosure Rule, described below, do not apply to the following:

         o         transactions not recommended by the broker-dealer,

         o         sales to institutional accredited investors,

         o sales to "established customers" of the broker-dealer - persons who either have had an account with the broker-dealer for at least a year or who have effected three purchases of penny stocks with the broker-dealer on three different days involving three different issuers, and

         o transactions in penny stocks by broker-dealers whose income from penny stock activities does not exceed five percent of their total income during certain defined periods.

                  The Penny Stock Disclosure Rule

         Another Commission rule - the Penny Stock Disclosure Rule - requires a broker-dealer, who recommends the sale of a penny stock to a customer in a transaction not exempt from the suitability rule described above, to furnish the customer with a "risk disclosure document." This document includes a description of the penny stock market and how it functions, its inadequacies and shortcomings, and the risks associated with investments in the penny stock market. The broker-dealer must also disclose the stock's bid and ask price information and the dealer's and salesperson's compensation related to the proposed transaction. Finally, the customer must be furnished with a monthly statement including prescribed information relating to market and price information concerning the penny stocks held in the customer's account.

                  Effects of the Rule

         The above penny stock regulatory scheme is a response by the Congress and the Commission to known abuses in the telemarketing of low-priced securities by "boiler shop" operators. The scheme imposes market impediments on the sale and trading of penny stocks. It has a limiting effect on a stockholder's ability to resell a penny stock.

         The company's shares likely will trade below $5 a share on the OTC Bulletin Board and be, for some time at least, shares of a "penny stock" subject to the trading market impediments described above.

                             EXECUTIVE COMPENSATION

         Mr. Parker, the chief executive officer of Summit Environmental Corporation, receives a salary of $7,500 a month, the use of a rental automobile, gasoline for the automobile and a membership in a country club in Longview, Texas. Mrs. Parker, vice president, receives a salary of $5,000 a month, the use of a rental automobile and gasoline for the automobile.

         STOCK OPTIONS. Pursuant to the Corporation's 1998 Stock Option Plan and 2004 Stock Option Plan, the directors issued options to purchase shares of Common Stock of the Corporation to the following persons in the amounts and subject to the exercise prices set forth opposite their names:

----------------------------------------------------------------------------------------------
                                          INCENTIVE STOCK    NON-QUALIFIED  EXERCISE
GRANTEE                POSITION               OPTIONS        STOCK OPTIONS    PRICE    EXPIRES
----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
Dean Haws              Director                                 40,000        $0.30    9/2009
                                                                40,000          .30    8/2012
                                                                80,000          .16    2/2014
----------------------------------------------------------------------------------------------
Jim Roach              Director                                 40,000        $0.30    9/2009
                                                                40,000          .30    8/2012
                                                                80,000          .16    2/2014
----------------------------------------------------------------------------------------------
Thomas Kenan           Director                                 40,000        $0.30    9/2009
                                                                40,000          .30    8/2012
                                                                80,000          .16    2/2014
----------------------------------------------------------------------------------------------
Charles Wilde          Former Director                          10,000        $1.00    9/2209
----------------------------------------------------------------------------------------------
John Brooks            Former Director                          40,000        $1.00    9/2009
                                                                40,000          .30    8/2012
----------------------------------------------------------------------------------------------
Mohsen Amiran          Director                                 25,000        $0.30    9/2209
                                                                40,000          .30    8/2012
                                                                80,000          .16    2/2014
----------------------------------------------------------------------------------------------
Dennis Stripling       Director                                 40,000         $.30    8/2012
                                                                80,000          .16    2/2014
----------------------------------------------------------------------------------------------
Chris Dellinges        Director                                 40,000         $.30    8/2012
                                                                80,000          .16    2/2014
----------------------------------------------------------------------------------------------
Tom Rouse              Consultant                                6,250        $1.00    9/2209
----------------------------------------------------------------------------------------------
Jennifer Woolbert      Employee                                 10,000        $0.30    3/2013
                                                                 2,500          .16    2/2014
----------------------------------------------------------------------------------------------
Don Burns              Consultant                              100,000         $.16    2/2006
----------------------------------------------------------------------------------------------
MPI/GTM                Consultant                              250,000         $.50    7/2011
----------------------------------------------------------------------------------------------

         DIRECTORS. There are no arrangements pursuant to which directors of the company are compensated for their services as a director.

         EMPLOYMENT CONTRACTS. The company has no employment contracts with any person or any compensatory plan or arrangement with any person that would result from the resignation, retirement or any other termination of a person's employment with the company or its subsidiaries or from a change in control of the company or a change in a person's responsibilities following a change in control of the company.

                              FINANCIAL STATEMENTS


    Report of Independent Certified Public Accountants                       F-1
    Balance Sheet December 31, 2003                                          F-2
    Statements of Operations Year Ended December 31, 2003 and 2002
             and Period from August 14, 1997 to December 31, 2003            F-3
    Statements of Changes in Stockholders' Equity for the period from
             August 14, 1997 to December 31, 2003                            F-4
    Statements of Cash Flows Year Ended December 31, 2003 and 2002
             and Period from August 14, 1997 to December 31, 2003            F-5
    Notes to Financial Statements                                            F-6
    Condensed Balance Sheets September 30, 2004 (Unaudited) and
             December 31, 2003 (Audited)                                    F-14
    Condensed Statements of Operations (Unaudited) Three Months Ended
             September 30, 2004 and 2003 and Period from August 14,
             1997 to September 30, 2004                                     F-15
    Statements of Operations (Unaudited) Nine Months Ended
             September 30, 2004 and 2003                                    F-16
    Statements of Cash Flows (Unaudited) Nine Months Ended
             September 30, 2004 and 2003 and Period from
             August 14, 1997 to September 30, 2004                          F-16
    Notes to Financial Statements (Unaudited)                               F-17

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors and Stockholders
Summit Environmental Corporation, Inc.
Longview, Texas

We have audited the accompanying balance sheet of Summit Environmental Corporation, Inc. (A Development Stage Company) as of December 31, 2003 and the related statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 2003 and the period from August 14, 1997 (Date of Inception) to December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion,  the financial  statements  referred to above present fairly, in all material respects, the financial position of Summit Environmental Corporation, Inc. as of December 31, 2003, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2003 and the period from August 14, 1997 (Date of Inception) to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the financial statements, the Company has suffered recurring losses from operations. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 11. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Lane Gorman Trubitt, L.L.P.


Dallas, Texas
February 20, 2004

                     Summit Environmental Corporation, Inc.
                          (A Development Stage Company)
                                  BALANCE SHEET
                                December 31, 2003

                                     ASSETS

CURRENT ASSETS
  Cash and cash equivalents                                         $   114,054
  Accounts receivable, less allowance of $166,321                        29,444
  Note receivable - related party, less allowance of $20,496                 --
  Inventories                                                           209,694
  Prepaid expenses                                                       79,916
                                                                    -----------
    Total current assets                                                433,108
                                                                    -----------

PROPERTY AND EQUIPMENT - AT COST
  Office furniture and equipment                                         58,235
  Leasehold improvements                                                 13,760
  Accumulated depreciation and amortization                             (41,868)
                                                                    -----------
    Net property and equipment                                           30,127
                                                                    -----------

OTHER ASSETS
  Prepaid royalties                                                     511,859
  Deposits                                                                2,180
  Patent and licenses, net of acumulated amortization of $841,227     1,708,973
                                                                    -----------
    Total other assets                                                2,223,012
                                                                    -----------

    Total assets                                                    $ 2,686,247
                                                                    ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Notes payable                                                     $    39,500
  Accounts payable                                                       71,730
  Accrued liabilities                                                    32,588
                                                                    -----------
    Total current liabilities                                           143,818
                                                                    -----------

COMMITMENTS AND CONTINGENCIES                                                --

STOCKHOLDERS' EQUITY
Preferred stock, par value $.001; 10,000,000 shares authorized;
  no shares issued                                                           --
Common stock, par value $.001; 40,000,000 shares authorized;
  16,899,194 shares issued and outstanding                               16,900
Subscription to capital                                                 300,800
Additional paid-in capital                                            8,329,609
Deficit accumulated in development stage                             (6,079,880)
                                                                    -----------
                                                                      2,567,429
Less 10,000 shares of common stock in treasury - at cost                (25,000)
                                                                    -----------
    Total stockholders' equity                                        2,542,429
                                                                    -----------

    Total liabilities and stockholders' equity                      $ 2,686,247
                                                                    ===========

The accompanying notes are an integral part of these financial statements.

                     Summit Environmental Corporation, Inc.
                          (A Development Stage Company)
                            STATEMENTS OF OPERATIONS

                                                                                      Period from
                                                     Years Ended December 31,       August 14, 1997
                                                  ----------------------------  (date of inception) to
                                                      2003            2002         December 31, 2003
                                                  ------------    ------------   ---------------------
SALES                                             $    180,687    $    127,607      $    887,255

COST OF SALES
  Cost of sales                                         84,381          63,974           350,091
  Provision for inventory losses                       364,485              --           364,485
                                                  ------------    ------------      ------------
    Total cost of sales                                448,866          63,974           714,576
                                                  ------------    ------------      ------------

    Gross profit (loss)                               (268,179)         63,633           172,679
                                                  ------------    ------------      ------------

OPERATING EXPENSES
  Selling, general, and administrative expenses        744,029       1,222,839         5,291,050
  Amortization                                         168,093         162,335           850,924
  Depreciation                                           9,866          11,220            66,837
                                                  ------------    ------------      ------------
    Total operating expenses                           921,988       1,396,394         6,208,811
                                                  ------------    ------------      ------------

    Net loss from operations                        (1,190,167)     (1,332,761)       (6,036,132)

OTHER INCOME (EXPENSE)
  Interest income                                        1,333           2,493            61,713
  Interest expense                                          --          (2,923)          (16,401)
  Loss on sale of assets                                    --              --            (2,753)
  Miscellaneous                                          2,842           4,679            33,287
                                                  ------------    ------------      ------------
                                                         4,175           4,249            75,846
                                                  ------------    ------------      ------------

    Net loss before income tax                      (1,185,992)     (1,328,512)       (5,960,286)

INCOME TAXES                                                --              --                --
                                                  ------------    ------------      ------------

  Net loss before cumulative effect of the
     change in accounting principle                 (1,185,992)     (1,328,512)       (5,960,286)

Cumulative effect on prior years of change in
  accounting principle, net of tax                          --              --          (119,594)
                                                  ------------    ------------      ------------

NET LOSS                                          $ (1,185,992)   $ (1,328,512)     $ (6,079,880)
                                                  ============    ============      ============

NET LOSS PER SHARE before cumulative
  effect of the change in accounting principle    $      (0.07)   $      (0.09)     $      (0.55)

Cumulative effect on prior years of the change
  in accounting principle                                   --              --             (0.01)
                                                  ------------    ------------      ------------

NET LOSS PER SHARE                                $      (0.07)   $      (0.09)     $      (0.56)
                                                  ============    ============      ============

WEIGHTED AVERAGE SHARES                             16,375,542      14,037,379        10,800,157
                                                  ============    ============      ============

The accompanying notes are an integral part of these financial statements.

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                          (A Development Stage Company)
                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
      Period From August 14, 1997 (Date of Inception) to December 31, 2003

                                                                                                Deficit
                                                                                              Accumulated
                                                   Common Stock       Additional                  in
                                             ----------------------    Paid-in   Subscription Development   Treasury
                                                Shares      Amount     Capital    to Capital     Stage        Stock        Total
                                             -----------   --------  -----------  ---------   -----------   ---------   -----------
Balances, August 14, 1997 (Date of
  Inception)                                          --   $     --  $        --  $      --   $        --   $      --   $        --

Issued for cash ($.46 per share)                 100,000      1,000       45,000         --            --          --        46,000
Net earnings                                          --         --           --         --        40,762          --        40,762
                                             -----------   --------  -----------  ---------   -----------   ---------   -----------

Balances, December 31, 1997                      100,000      1,000       45,000         --        40,762          --        86,762

Adjustment for 33.6-for-1 stock split          3,260,000      2,360       (2,360)        --            --          --            --
Sale of 500,000 shares ($.20 per share)          500,000        500       99,500         --            --          --       100,000
Sale of 1,000,000 shares ($.29 per share)      1,000,000      1,000      289,000         --            --          --       290,000
Summit Environmental Corporation, Inc.                                                                             --            --
  merger 750,000 shares (.001 per share)         750,000        750         (750)        --            --          --            --
Sale of 250,000 shares ($.60 per share)          250,000        250      149,750         --            --          --       150,000
Sale of 384,840 shares ($2.50 per share)         384,840        385      961,715         --            --          --       962,100
122,000 shares issued for services ($.14
  per share)                                     122,000        122       17,372         --            --          --        17,494
750,000 shares issued for patent ($2.50
  per share)                                     750,000        750    1,874,250         --            --          --     1,875,000
Sale of 289,854 shares ($2.49 per share)         289,854        289      721,346         --            --          --       721,635
Net loss                                              --         --           --         --      (646,678)         --      (646,678)
                                             -----------   --------  -----------  ---------   -----------   ---------   -----------

Balances, December 31, 1998                    7,406,694      7,406    4,154,823         --      (605,916)         --     3,556,313

Sale of 123,000 shares ($2.50 per share)         123,000        123      307,377         --            --          --       307,500
Sale of 1,704,000 shares ($.50 per share)      1,704,000      1,704      850,296         --            --          --       852,000
Re-purchase of 10,000 shares ($2.50 per share)        --         --           --         --            --     (25,000)      (25,000)
Conversion of long-term debt to 260,000
  shares ($0.50 per share)                       260,000        260      129,740         --            --          --       130,000
Correction of shares outstanding                  (1,200)        --           --         --            --          --            --
Issuance of 875,000 shares ($.40 per share)
  as satisfaction for related party note
  payable                                        875,000        875      349,125         --            --          --       350,000
Net loss                                              --         --           --         --      (991,274)         --      (991,274)
                                             -----------   --------  -----------  ---------   -----------   ---------   -----------

Balances, December 31, 1999                   10,367,494     10,368    5,791,361         --    (1,597,190)    (25,000)    4,179,539

Sale of 1,533,000 shares ($.50 per share)      1,533,000      1,533      764,967         --            --          --       766,500
Issuance of 140,000 shares upon exercise
of stock optionss ($.40 per share)               140,000        140       55,860         --            --          --        56,000
62,500 shares issued for services ($.80
  per share)                                      62,500         63       49,937         --            --          --        50,000
Net loss                                              --         --           --         --    (1,175,650)         --    (1,175,650)
                                             -----------   --------  -----------  ---------   -----------   ---------   -----------

Balances, December 31, 2000                   12,102,994     12,104    6,662,125         --    (2,772,840)    (25,000)    3,876,389

Sale of 320,000 shares ($.50 per share)          320,000        320      159,680         --            --          --       160,000
Issuance of 930,000 shares upon exercise
of stock options ($.35 per share)                930,000        930      324,570         --            --          --       325,500
Net loss                                              --         --           --         --      (792,536)         --      (792,536)
                                             -----------   --------  -----------  ---------   -----------   ---------   -----------

Balances, December 31, 2001                   13,352,994     13,354    7,146,375         --    (3,565,376)    (25,000)    3,569,353

Sale of 560,000 shares ($.50 per share)          560,000        560      279,440         --            --          --       280,000
Sale of 938,000 shares ($.25 per share)          938,000        938      233,562         --            --          --       234,500
400,000 shares issued for services ($.60
  per share)                                     400,000        400      239,600         --            --          --       240,000
366,200 shares issued for services ($.25
  per share)                                     366,200        366       91,184         --            --          --        91,550
40,000 shares issued for services ($.19
  per share)                                      40,000         40        7,560         --            --          --         7,600
Money received for a 2003 stock purchase              --         --           --     60,000            --          --        60,000
Net loss                                              --         --           --         --    (1,328,512)         --    (1,328,512)
                                             -----------   --------  -----------  ---------   -----------   ---------   -----------
Balances, December 31, 2002                   15,657,194     15,658    7,997,721     60,000    (4,893,888)    (25,000)    3,154,491

Sale of 530,000 shares ($.25 per share)          530,000        530      131,970    (60,000)           --          --        72,500
Issuance of 92,000 shares upon exercise
of warrants ($.25 per share)                      92,000         92       22,908     23,000
15,000 shares issued for services ($.18
  per share)                                      15,000         15        2,685         --            --          --         2,700
150,000 shares issued for services ($.22
  per share)                                     150,000        150       32,850         --            --          --        33,000
15,000 shares issued for services ($.24
  per share)                                      15,000         15        3,585         --            --          --         3,600
15,000 shares issued for services ($.25
  per share)                                      15,000         15        3,735         --            --          --         3,750
15,000 shares issued for services ($.28
  per share)                                      15,000         15        4,185         --            --          --         4,200
44,000 shares issued for services ($.30
  per share)                                      44,000         44       13,156         --            --          --        13,200
360,000 shares issued for licenses ($.32
  per share)                                     360,000        360      114,840         --            --          --       115,200
6,000 shares issued for services ($.33
  per share)                                       6,000          6        1,974         --            --          --         1,980
Money received for a 2004 stock purchase              --         --           --    300,800            --          --       300,800
Net loss                                              --         --           --         --    (1,185,992)         --    (1,185,992)
                                             -----------   --------  -----------  ---------   -----------   ---------   -----------

Balances, December 31, 2003                   16,899,194   $ 16,900  $ 8,329,609  $ 300,800   $(6,079,880)  $ (25,000)  $ 2,542,429
                                             ===========   ========  ===========  =========   ===========   =========   ===========

The accompanying notes are an integral part of these financial statements.

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS

                                                                                                Period from
                                                               Years Ended December 31,        August 14, 1997
                                                            ----------------------------   (date of inception) to
                                                                2003             2002        December 31, 2003
                                                            -----------      -----------        -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                  $(1,185,992)     $(1,328,512)       $(6,079,880)
  Adjustments to reconcile net loss to cash
    used in operating activities
    Amortization                                                168,093          162,335            850,924
    Bad debt expense                                             15,248          137,095            200,778
    Provision for inventory losses                              364,485               --            364,485
    Cumulative effect of change in accounting principle              --               --            119,594
    Depreciation                                                  9,866           11,220             66,837
    Loss on sale of assets                                           --               --              2,753
    Rescission of Lady Burd asset purchase agreement                 --           50,000             50,000
    Common stock issued for services                             62,430          339,150            469,074
    Change in operating assets and liabilities:
      Accounts receivable                                       (15,579)          (8,252)          (245,957)
      Inventories                                                24,314           76,706           (668,624)
      Prepaid expenses and deposits                              23,744           (6,016)          (499,510)
      Accounts payable                                           17,573           20,168             71,730
      Accrued liabilities                                         1,032           10,650             32,588
                                                            -----------      -----------        -----------
       Net cash used in operating activities                   (514,786)        (535,456)        (5,265,208)
                                                            -----------      -----------        -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of property and equipment                          (2,722)         (12,088)           (86,721)
  Proceeds from sale of equipment                                    --               --             47,440
  Organization costs                                                 --               --           (129,291)
  Acquisition of patent                                              --          (25,000)           (50,000)
  Acquisition of licenses                                            --               --            (60,000)
                                                            -----------      -----------        -----------
       Net cash used in investing activities                     (2,722)         (37,088)          (278,572)
                                                            -----------      -----------        -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Loan proceeds                                                  39,500               --             46,054
  Loan principal repayments                                          --               --            (66,990)
  Loan principal repayments - related party                          --               --           (134,265)
  Proceeds from sale of stock and exercise of warrants          396,300          574,500          5,813,035
                                                            -----------      -----------        -----------
       Net cash provided by financing activities                435,800          574,500          5,657,834
                                                            -----------      -----------        -----------

NET INCREASE (DECREASE) IN CASH                                 (81,708)           1,956            114,054

Cash - Beginning of period                                      195,762          193,806                 --
                                                            -----------      -----------        -----------

Cash - End of period                                        $   114,054      $   195,762        $   114,054
                                                            ===========      ===========        ===========

SUPPLEMENTAL INFORMATION
  Cash paid for interest                                    $        --      $     2,923        $    16,401
  Cash paid for income taxes                                         --               --              7,252
  Issuance of common stock for patent                                --               --          1,875,000
  Issuance of common stock for licenses                         115,200               --            115,200
  Issuance of note payable for patent                                --               --            500,000
  Issuance of notes payable to purchase equipment                    --               --            102,561
  Conversion of notes payable to common stock                        --               --            350,000
  Conversion of long-term debt to common stock                       --               --            130,000
  Conversion of accounts receivable to note receivable               --               --             36,231


The accompanying notes are an integral part of these financial statements.

                     Summit Environmental Corporation, Inc.
                          (a Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

SIGNIFICANT ACCOUNTING POLICIES

Business Activity

Summit Environmental Corporation, Inc. (the "Company") was organized in accordance with the Business Corporation Act of the State of Texas on February 2, 1998, for the purpose of merging (the "Merger") with Summit Technologies, Inc., a Texas corporation. The Company continued to exist as the surviving corporation under its present name pursuant to the provisions of the Texas Business Corporation Act. The Merger was effected on December 2, 1998 as a tax-free reorganization accounted for as a pooling of interests.

The Company markets fire suppression materials, environmentally safe cleaning chemicals and natural, botanical cosmetic products. The products are proprietary or are under exclusive license. Marketing efforts include "infomercials" and other television and radio promotion, videotapes, and personal demonstrations. Products are marketed domestically and internationally.

During 2001, the Company began sales of a color cosmetic line to compliment the already developed skin care cosmetic line, Pannache. This product line is environmentally friendly and made with premium botanical and natural essential oils and vitamins.

Change in Accounting Principle

During 1999 the Company changed its method of accounting for organizational costs to conform with requirements of the American Institute of Certified Public Accountants Statement of Position 98-5. The effect of this change was to increase the net loss for 1999 by $93,736 ($0.01 per share).

Revenue Recognition

Revenues from sales of materials and products are recorded at the time the goods are shipped or when title passes.

Cash

The Company maintains cash balances at a financial institution located in Longview, Texas, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Accounts Receivable

The Company records accounts receivable at net realizable value. This value includes an appropriate allowance for estimated uncollectible accounts to reflect any loss anticipated on the accounts receivable balances and charged to the provision for doubtful accounts. The Company calculates this allowance based on historical of write-offs, level of past due accounts and relationships with and economic status of the customers.

Inventories

Inventories, which consists of raw materials and products held for resale, is recorded at the lower of cost or market, with cost being determined by the first-in, first-out method. At December 31, 2003, fire suppression inventory was $187,189 and Pannache inventory was $22,505.

                     Summit Environmental Corporation, Inc.
                          (a Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

SIGNIFICANT ACCOUNTING POLICIES (continued)

Intangible Assets

Patents and licenses are recorded at cost. Amortization is computed on the straight-line method over the identifiable lives of the patent and licenses.

Income Taxes

The Company provides for income taxes under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recorded or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recognized to limit recognition of deferred tax assets where appropriate. Such allowances may be reversed when circumstances provide evidence that the deferred tax assets will more likely than not be realized.

Property and Equipment

Depreciation and amortization are provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives by the straight-line method.

Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter.

Major repairs or replacements of property and equipment are capitalized. Maintenance, repairs and minor replacements are charged to operations as incurred.

When units of property are retired or otherwise disposed of, their cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations.

       The  estimated  service  lives  used  in  determining   depreciation  and
amortization are:

              Description                            Estimated Service Life
              -----------                            ----------------------
              Office furniture and equipment               5 - 7 years
              Leasehold improvements                         4 years

Advertising and Marketing

Advertising and marketing costs are expensed as incurred, which totaled $24,883 and $306,223 for 2003 and 2002, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Per Share Information

Per share information is based on the weighted average number of common stock and common stock equivalent shares outstanding. Only basic earnings per share are shown, as there are no dilutive items.

                     Summit Environmental Corporation, Inc.
                          (a Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

SIGNIFICANT ACCOUNTING POLICIES (continued)

Financial Instruments

The Company's financial instruments recorded on the balance sheet include cash and cash equivalents, accounts receivable, accounts payable and notes payable. The carrying amounts approximate fair value because of the short-term nature of these items.

Lady Burd(R)

During 2002, the Company issued 500,000 shares of stock at $0.45 per share with the intention to purchase the rights to patents from Lady Burd(R). Also included in this exchange were a non-refundable deposit of $25,000 in late 2001 and a payment of $25,000 in early 2002. As part of this transaction, the Company recorded a prepaid royalty asset of $200,000, a patent of $550,000 and an initial liability of $525,000 due to Lady Burd(R) ($50,000 was paid through December 31, 2002).

Late in 2002, the Company was made aware that Lady Burd(R) did not have the patents on the products that it represented to the Company. Also at this time, Lady Burd(R) notified the Company that they did not have an agreement with the Company and they have no obligation to complete this transaction.

As a result, as of December 31, 2002, the Company has relieved the prepaid royalty asset of $200,000, the patent of $550,000, the remaining obligation to Lady Burd(R) of $475,000 and has canceled the 500,000 shares of stock issued to Lady Burd(R).

As of December 31, 2003 lawsuits between Lady Burd(R) and the Company and between the Company and Lady Burd(R) are in process and the outcome is still not determinable.

New Accounting Standards

Recent Accounting Pronouncements - During 2003, the Financial Accounting Standards Board (FASB) released Statement No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", and Statement No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". The FASB also revised Statement No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits - an amendment of Statements No. 87, 88, and 103". The Company believes that the impact of these new standards will not have a material effect on the Company's financial position, results of operations or disclosures.

1. INVENTORY

Inventory is made up of the following as of December 31, 2003:

       Finished goods                                    $   48,102
       Raw materials                                        161,592
                                                         ----------
                                                         $  209,694
                                                         ==========

2. PATENT

On November 2, 1998, the Company purchased via issuance of common stock and a note payable, patent rights and intellectual property to various fire suppression products for a purchase price of $2,375,000. This purchase required cash payments of $500,000 and 875,000 shares of common stock of the Company to be issued and delivered to BioGenesis Enterprises, Inc. The estimated aggregate amortization expense of intangible assets for each of the five succeeding years is $170,013 per year.

                     Summit Environmental Corporation, Inc.
                          (a Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

3. LICENSES

Licenses for exclusive  marketing  rights to various products have been acquired
for  fees  totaling   $175,200  from  related   parties.   The  Company  is  the
manufacturer/supplier of the products.

4. ACCRUED EXPENSES

Accrued expenses are made up of the following as of December 31, 2003:

       Commissions                                                $      14,664
       Salaries                                                           9,942
       Other                                                              7,982
                                                                  -------------
                                                                  $      32,588
                                                                  =============

5. NOTES PAYABLE

Notes payable consists of the following as of December 31, 2003:

       Note payable to a bank, due on demand, or if no demand
       is made on May 14, 2004 including interest at 7.00%,
       secured by substantially all assets of the Company
       and personally guaranteed by a stockholder.                $      39,500
                                                                  =============

6. INCOME TAXES

Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the currently enacted tax rates. Deferred tax expense or benefit is the result of the changes in deferred tax assets and liabilities.

Deferred  income taxes and  liabilities  arise  principally  from the  temporary
differences   between   financial   statement  and  income  tax  recognition  of
depreciation and amortization, bad debts and net operating losses.

The deferred tax assets include the following components:

       Deferred tax assets:
          Current                                                 $      56,549
          Noncurrent                                                  2,020,440
       Valuation allowance                                           (2,073,375)
                                                                  -------------
         Deferred tax assets, net                                         3,614
                                                                  -------------

       Deferred tax liabilities:
          Current                                                             -
          Noncurrent                                                      3,614
                                                                  -------------
                                                                          3,614
                                                                  $          --
                                                                  =============

The valuation allowance was established to reduce the deferred tax asset for the amounts that more likely than not will not be realized. This reduction is primarily necessary due to the uncertainty of the Company's ability to utilize all of the net operating loss carryforwards. The valuation allowance increased $402,355 and $450,646 in 2003 and 2002, respectively. The Company has a net operating loss carryforwards of approximately $5,936,000 of which $605,000 expires in 2018, $882,000 expires in 2019, $1,200,000 expires in 2020, $819,000 expires in 2021, $1,240,000 expires in 2022 and $1,190,000 expires in 2023.

                     Summit Environmental Corporation, Inc.
                          (a Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

7. COMMITMENTS AND CONTINGENCIES

Leases

The Company is obligated under various operating leases for equipment, vehicles, and office and warehouse space. Management expects that, in the normal course of business, leases that expire will be renewed by other leases; thus it is anticipated that future minimum lease commitments will not be less than the amount shown for the year ending December 31, 2003. Rent expense for all operating leases was approximately $67,283 and $55,862 for 2003 and 2002, respectively, which includes related party rent expense of $2,217 and $0, respectively.

At December 31, 2003, approximate rental commitments under all noncancellable leases having terms in excess of one year are as follows:

       Year Ending December 31,                    Related Party           Total
       ------------------------                    -------------    ------------
              2004                                 $       8,868    $     35,761
              2005                                         8,868          18,168
              2006                                         6,651           8,943
              2007                                            --              --
              2008                                            --              --
                                                   -------------    ------------
                  Total minimum lease payments     $      24,387    $     62,872
                                                   =============    ============

The Company's office lease requires the Company to maintain $250,000 in general liability insurance among other requirements or the landlord has the option to
(a) terminate the Company's right to occupy the leased premises by providing the Company with at least 3 days written notice; and (b) accelerate all rents which are payable during the remainder of this lease or any renewal period without notice or demand. As of December 31, 2003, the Company does not maintain general liability insurance. Management is in the process of obtaining general liability insurance to satisfy this requirement. The Company's landlord has provided a written notice indicating that they will not terminate the Company's right to occupy the leased premises and will not accelerate all rents payable during the remainder of the lease without notice or demand provided that the Company will provide a copy of the new insurance certificate once coverage is obtained.

Gain Contingency

In November, 2002, the Company won a default judgment against Proformance Marketing, LLC (Proformance), a related party, for $204,189. This settlement was a result of the loss of the Company's inventory that was in the possession of Proformance as well as for the collection of two delinquent receivables from Proformance. This inventory was expensed by the Company in 2002 and the corresponding receivables due from Proformance have been allowed for as of December 31, 2003 and 2002. This default judgment balance due of $204,189 is not reflected in the Company's balance sheet as there is doubt as to the collectibility of this balance. As a result, any funds received from Proformance will be recorded as income, net of collection costs, as received.

Litigation

The Company is involved in various claims and legal actions arising in the ordinary course of business. These lawsuits are in various stages and a determination as to the outcome of these lawsuits and their effect on the financial statements is not determinable. The Company intends to vigorously defend its positions in regards to these lawsuits. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position.

8. COMMON STOCK

Warrants

During 2003 and 2002, the Company issued warrants to acquire 802,000 and 1,003,000 shares of common stock, respectively, for $0.25 per share through June 11, 2004 in connection with private placement offerings. There are 2,256,500 warrants outstanding at December 31, 2003, all of which are exercisable at $0.25 per share.

                     Summit Environmental Corporation, Inc.
                          (a Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

8. COMMON STOCK (continued)

Common Stock Options

The sole director and stockholders approved the 1998 Stock Option Plan (the "Plan") of the Company whereby, at the discretion of the directors or of a Stock Option Committee appointed by the board of directors, invited employees of the Company or directors of the Company or consultants to the Company will have the option of subscribing to common shares of the Company based on a price determined by the directors or Stock Option Committee. The number of shares subject to the Plan is 500,000.

The following schedule summarizes the changes in the Plan for the five years ended December 31, 2003:

                                                              Option Price
                                                       ------------------------
                                          Number of                Total Option
                                           Shares      Per Share       Price
                                          ---------    ---------   ------------
Outstanding at December 31, 1998                 --      $  --      $      --
For the year ended December 31, 1999:
    Granted                                 350,000       1.00        350,000
    Exercised                                    --         --             --
                                          ---------      -----      ---------

Outstanding at December 31, 1999            350,000      $1.00      $ 350,000
For the year ended December 31, 2000:
    Granted                                      --         --             --
    Exercised                                    --         --             --
    Expired                                 (85,000)     (1.00)       (85,000)
                                          ---------      -----      ---------

Outstanding at December 31, 2000            265,000      $1.00      $ 265,000
(127,500 exercisable)

For the year ended December 31, 2001:
    Granted                                      --         --             --
    Exercised                                    --         --             --
    Expired                                 (66,250)     (1.00)       (66,250)
                                          ---------      -----      ---------
Outstanding at December 31, 2001
(95,000 exercisable)                        198,750      $1.00      $ 198,750
                                          ---------      -----      ---------

For the year ended December 31, 2002:
    Granted                                 280,000       0.30         84,000
    Exercise price reduction                     --      (0.70)      (129,500)
    Exercised                                    --         --             --
    Expired                                 (13,750)     (1.00)       (13,750)
                                          ---------      -----      ---------

Outstanding at December 31, 2002
(465,000 exercisable)                       465,000       0.30        139,500
                                          ---------      -----      ---------

For the year ended December 31, 2003:
    Granted                                  10,000       0.30          3,000
    Exercised                                    --         --             --
    Expired                                 (80,000)     (0.30)       (24,000)
                                          ---------      -----      ---------
Outstanding at December 31, 2003
(395,000 exercisable)                       395,000      $0.30      $ 118,500
                                          =========      =====      =========


During 2002, the Company reduced the exercise price for all stock options from $1.00 per share to $0.30 per share.

During 2001, the Company issued options outside the Plan to purchase 250,000 shares of common stock at $0.50 to a strategic alliance partner. These stock options are exercisable as of December 31, 2003 and expire June 30, 2004.

During 2001, the Company issued options outside the Plan to purchase 150,000 shares of common stock at $0.40 to a marketing partner. These stock options expired in 2002.

                     Summit Environmental Corporation, Inc.
                          (a Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

8. COMMON STOCK (Continued)

In compliance with Statement of Financial Accounting Standards No. 148, the Company recognizes and measures compensation costs related to the Employee Plan utilizing the intrinsic value based method. Accordingly, no compensation cost has been recorded. Had compensation expense been determined on the fair value of awards granted, net loss and loss per share would have been as follows:

                                  2003                          2002
                      ----------------------------  ----------------------------
                       As Reported     Pro forma     As Reported     Pro forma
                      -------------  -------------  -------------  -------------
   Net loss           $ (1,185,992)  $ (1,188,394)  $ (1,328,512)  $ (1,409,971)
   Loss per share     $       (.07)  $       (.07)  $       (.09)  $       (.10)

The fair value of all options and warrants are estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions: risk free interest rate of 3.92% for 2003 and 4.29% for 2002, expected life of 1 - 10 years; expected volatility of 128% for 2003 and 143% for 2002; dividend yield of 0%; and an exercise price of $0.30 for 2003 and an exercise price of $0.35 to $0.50 for 2002. The fair values generated by the Black-Scholes model may not be indicative of the future benefit, if any, which may be received by the holders.

Common Stock Issued for Services Rendered

During 2003, the Company issued 210,000 shares of stock ranging from $0.18 to $0.28 per share to officers of the Company for services rendered. During 2002, the Company issued 355,000 shares of stock at $0.25 per share to officers of the Company for services rendered.

During 2003, the Company issued 44,000 and 6,000 shares at $0.30 and $0.33 per share respectively, for services rendered by outside companies. During 2002, the Company issued 40,000 and 11,200 shares at $0.19 and $0.25 per share respectively, for services rendered by outside companies. During 2002, the Company issued 400,000 shares at $0.60 per share for advertising and marketing rendered by an outside company on behalf of the Company.

During 2003, the Company issued 360,000 shares of stock at $0.32 per share for licenses.

9. RELATED PARTY TRANSACTIONS

The following transactions occurred between the Company and related parties:

The Company and another business with common shareholders share office space and the related expenses.

Sales totaling $8,823 and $5,040 were made to related parties in 2003 and 2002, respectively.

At December 31, 2003, accounts receivables from related parties totaled $3,500 net of allowances of $150,537. Notes receivable from a related party totaled $20,496, all of which was reserved for at December 31, 2003.

The Company has a royalty payable to a related party with a balance of $4,967 as of December 31, 2003. This balance is included in accounts payable on the balance sheet.

The Company acquired a patent from BioGenesis Enterprises, Inc. (BioGenesis) on November 2, 1998 (see Note 2). The purchase agreement requires the Company to pay BioGenesis a periodic royalty of $.50 per 16-oz. can and an equivalent (approximately 7%) on all other product categories using the fire suppressant technology. One-half of all periodic royalty fees due to BioGenesis will be credited against the advance royalty fee (until fully recovered) and one-half will be paid to BioGenesis in cash on the 30th of each month based upon invoiced sales through the close of the preceding month. The Company has prepaid royalties to BioGenesis totaling $511,859 as of December 31, 2003. Included in accounts payable is $9,300 due to BioGenesis at December 31, 2003.

                     Summit Environmental Corporation, Inc.
                          (a Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

9. RELATED PARTY TRANSACTIONS (continued)

During 1998, the Company purchased a license for various products from an entity with common shareholders and management members of the Company, and paid $60,000 for such license.

During 2003, the Company purchased a license for various products from an entity with common shareholders and management members of the Company, and paid $115,200 for such license.

10. CONCENTRATIONS

Approximately 35% and 23% of sales were made to two customers in 2003 and 2002, respectively. These customers were different for each year presented. Accounts receivable from the two customers were $11,366 and $6,094 in 2003 and 2002, respectively.

11. FINANCIAL RESULTS AND LIQUIDITY

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company has incurred net losses of $1,185,992 and $1,328,512 for the years ended December 31, 2003 and 2002 respectively, and has incurred losses of $6,079,880 since inception. The Company also has negative cash flows from operations of $514,786 and $535,456 for the years ended December 31, 2003 and 2002 respectively and has used cash in operations of $5,265,208 since inception. These factors, among others, may indicate that the Company will be unable to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Despite its negative cash flow, the Company has been able to secure financing to support its operations to date. Going forward, additional cash will be needed to implement the proposed business plan and to fund losses until the Company becomes profitable. Where there is no assurance that funding will be available to execute the plan, the Company is continuing to seek financing to support its turnaround efforts and is exploring a number of alternatives in this regard. Management is exploring alternatives that include seeking strategic investors and implementing cost reduction programs. There can be no assurance that management's efforts in this regard will be successful. The Company believes that the capital raised in fiscal 2003 and 2004 will be sufficient to support the Company's liquidity requirements through December 31, 2004, depending on operating results. Management believes that, despite the financial hurdles and funding uncertainties going forward, it has under development, a business plan that if successfully funded and executed as part of the financial restructuring, can significantly improve operating results.

12. SIGNIFICANT FOURTH-QUARTER EVENTS (UNAUDITED)

In the fourth quarter of 2003, as a result of a thorough review of the product lines, the Company recorded a provision for inventory losses of $364,485 which was charged to operations. The Company also corrected revenues in the fourth quarter of 2003 as a result of an improperly recorded sale in the third quarter of 2003. The effect of this correction decreases revenues and accounts receivable by $79,000 at September 30, 2003. The accompanying financial statements for 2003 have been adjusted for these events.

13. SUBSEQUENT EVENT (UNAUDITED)

On February 12, 2004, the Company's Board of Directors agreed to grant 20,000 stock options to each director for Board Service and 20,000 shares to each committee member at $0.16 per share. There were 480,000 total stock options granted to Directors.

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                          (A Development Stage Company)
                            CONDENSED BALANCE SHEETS

                                                                     September 30, 2004 December 31, 2003
                                                                        (unaudited)        (Audited)
                                                                     -----------------  -----------------
                                  ASSETS
CURRENT ASSETS
  Cash and Cash Equivalents                                             $    684,943      $    114,054
  Accounts Receivable, Less Allowance of $166,321                             42,281            29,444
  Note receivable - related party, less allowance of 20,496                       --                --
  Inventory                                                                  267,985           209,694
  Prepaid Expenses                                                           119,542            79,916
                                                                        ------------      ------------
      Total Current Assets                                                 1,114,751           433,108
                                                                        ------------      ------------

PROPERTY AND EQUIPMENT AT COST
  Property and Equipment                                                      78,505            58,235
  Leasehold Improvements                                                      13,877            13,760
  Accumulated Depreciation and Amortization                                  (50,367)          (41,868)
                                                                        ------------      ------------
      Net Property and Equipment                                              42,015            30,127
                                                                        ------------      ------------

OTHER ASSETS
  Prepaid Royalties                                                          511,859           511,859
  Deposits                                                                     2,180             2,180
  Patents and Licenses (net of accumulated amortization of $962,979
    and $841,227, respectively)                                            1,587,221         1,708,973
                                                                        ------------      ------------
      Total Other Assets                                                   2,101,260         2,223,012
                                                                        ------------      ------------

TOTAL ASSETS                                                            $  3,258,026      $  2,686,247
                                                                        ============      ============

                   LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts Payable                                                      $        812      $     71,730
  Notes Payable                                                                                 39,500
  Accrued Liabilities                                                         21,364            32,588
                                                                        ------------      ------------
      Total Current Liabilities                                               22,176           143,818
                                                                        ------------      ------------

STOCKHOLDERS' EQUITY
  Preferred stock, par value $.001; 10,000,000 shares authorized, no shares issued
  Common stock, par value $.001; 40,000,000 shares authorized,
    23,215,594 & 16,899,194 shares issued and outstanding
    respectively                                                              23,216            16,900
  Common stock subscribed                                                                      300,800
  Additional Paid in Capital                                              10,046,548         8,329,609
  Deficit Accumulated in Development Stage                                (6,808,914)       (6,079,880)
  Treasury Stock                                                             (25,000)          (25,000)
                                                                        ------------      ------------
      Total Stockholders' Equity                                           3,235,850         2,542,429
                                                                        ------------      ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                              $  3,258,026      $  2,686,247
                                                                        ============      ============

The accompanying notes are an integral part of these financial statements.

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                          (A Development Stage Company)
                       CONDENSED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                          THREE MONTHS ENDED
                                                          SEPTEMBER 30, 2004             PERIOD FROM
                                                    ------------------------------   AUGUST 14, 1997 TO
                                                         2004             2003       SEPTEMBER 30, 2004
                                                    ------------      ------------   ------------------
SALES                                               $     24,226      $     49,483      $    971,968

COST OF SALES                                             13,762            30,948           776,306
                                                    ------------      ------------      ------------

GROSS PROFIT                                              10,464            18,535           195,662
                                                    ------------      ------------      ------------

OPERATION EXPENSES
  Selling, general, and administrative expenses          248,397           149,309         5,972,151
  Amortization                                            40,584            40,584           972,676
  Depreciation                                             2,805             2,805            75,336
                                                    ------------      ------------      ------------
      Total operating expense                            291,786           192,698         7,020,163
                                                    ------------      ------------      ------------

NET EARNINGS (LOSS) FROM OPERATIONS                     (281,322)         (174,163)       (6,824,501)

OTHER INCOME
  Interest income                                          2,080               171            64,350
  Interest expense                                          (484)               --           (18,037)
  Royalty income                                             574               574
  Gain/Loss on Sale of Asset                                  --                --            (2,753)
  Miscellaneous                                             (587)               --            30,447
                                                    ------------      ------------      ------------
      Total other income (expense)                         1,583               171            74,581
                                                    ------------      ------------      ------------

NET LOSS BEFORE CUMULATIVE EFFECT OF THE
CHANGE IN ACCOUNTING PRINCIPLE                          (279,739)         (173,992)       (6,749,920)
                                                    ------------      ------------      ------------

Cumulative effect on prior years of the change
in accounting principle, net of tax                           --                --          (119,594)
                                                    ------------      ------------      ------------

NET LOSS                                            $   (279,739)     $   (173,992)     $ (6,869,514)
                                                    ============      ============      ============

NET LOSS PER SHARE BEFORE CUMULATIVE
EFFECT OF THE CHANGE IN ACCOUNTING PRINCIPLE        $      (0.01)     $      (0.01)     $      (0.54)

Cumulative effect on prior years of the change
in accounting principle                                       --                --             (0.01)
                                                    ------------      ------------      ------------

NET EARNINGS (LOSS) PER SHARE                       $      (0.01)     $      (0.01)     $      (0.55)
                                                    ============      ============      ============

WEIGHTED AVERAGE SHARES                               20,628,982        16,732,889        12,517,621


The accompanying notes are an integral part of these financial statements.

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                          (A Development Stage Company)
                       CONDENSED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                           NINE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                    ------------------------------
                                                        2004               2003
                                                    ------------      ------------
SALES                                               $    163,713      $    137,154

COST OF SALES                                             80,130            78,995
                                                    ------------      ------------

GROSS PROFIT                                              83,583            58,159
                                                    ------------      ------------

OPERATION EXPENSES
  Selling, general, and administrative expenses          681,100           477,415
  Amortization                                           121,752           122,290
  Depreciation                                             8,499             8,415
                                                    ------------      ------------
      Total operating expense                            811,351           608,120
                                                    ------------      ------------

NET EARNINGS (LOSS) FROM OPERATIONS                     (727,768)         (549,961)

OTHER INCOME
  Interest income                                          2,637             1,075
  Interest expense                                        (1,636)               --
  Royalty income                                             574             1,956
  Gain/Loss on Sale of Asset                                  --                --
  Miscellaneous                                           (2,841)               --
                                                    ------------      ------------
      Total other income (expense)                        (1,266)            3,031
                                                    ------------      ------------

NET LOSS BEFORE CUMULATIVE EFFECT OF THE
CHANGE IN ACCOUNTING PRINCIPLE                          (729,034)         (546,930)
                                                    ------------      ------------

Cumulative effect on prior years of the change
in accounting principle, net of tax                           --                --
                                                    ------------      ------------

NET LOSS                                            $   (729,034)     $   (546,930)
                                                    ============      ============

NET LOSS PER SHARE BEFORE CUMULATIVE
EFFECT OF THE CHANGE IN ACCOUNTING PRINCIPLE        $      (0.04)     $      (0.03)

Cumulative effect on prior years of the change
in accounting principle                                       --                --
                                                    ------------      ------------

NET EARNINGS (LOSS) PER SHARE                       $      (0.04)     $      (0.03)
                                                    ============      ============

WEIGHTED AVERAGE SHARES                               19,193,841        16,087,597


The accompanying notes are an integral part of these financial statements.

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                       CONDENSED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                 NINE MONTHS ENDED
                                                                    SEPTEMBER 30               PERIOD FROM
                                                            ----------------------------   AUGUST 14, 1997 TO
                                                                2004              2003     SEPTEMBER 30, 2004
                                                            -----------      -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                  $  (729,034)     $  (486,330)     $(6,808,914)
  Adjustments to reconcile net earnings (loss) to cash
  used in operating activities
    Amortization                                                121,752          122,290          972,676
    Bad debt expense                                                 --               --          200,778
    Provision for inventory losses                                                                364,485
    Cumulative effect of change in accounting principle              --               --          119,594
    Depreciation                                                  8,499            8,415           75,336
    Gain (loss) on sale of assets                                    --               --            2,753
    Recission of Lady Burd asset purchase agreement                  --               --           50,000
    Common stock issued for services                             89,705            4,200          558,779
    Change in assets and liabilities
      Accounts receivable                                       (12,837)         (91,178)        (258,794)
      Note receivable                                                --               --               --
      Inventory                                                 (58,291)          61,598         (726,915)
      Prepaid expenses and deposits                             (39,626)            (632)        (539,136)
      Accounts payable                                          (70,918)           9,933              812
      Accrued liabilities                                       (11,224)             949           21,364
                                                            -----------      -----------      -----------
        Net cash used in operating activities                  (701,974)        (370,755)      (5,967,182)
                                                            -----------      -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of property and equipment                         (20,387)          (2,435)        (107,108)
  Organization costs                                                 --               --         (129,291)
  Acquisition of licenses/patents                                                     --         (110,000)
  Proceeds from sale of equipment                                    --               --           47,440
                                                            -----------      -----------      -----------
        Net cash used in investing activities                   (20,387)          (2,435)        (298,959)
                                                            -----------      -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Loan proceeds                                                      --               --           46,054
  Loan principal repayments                                     (39,500)              --         (106,490)
  Loan principal repayments - related party                          --               --         (134,265)
  Proceeds from sale of stock                                 1,332,750          341,500        7,145,785
                                                            -----------      -----------      -----------
        Net cash provided by financing activities             1,293,250          341,500        6,951,084
                                                            -----------      -----------      -----------

NET INCREASE (DECREASE) IN CASH                                 570,889          (31,690)         684,943

Cash - Beginning of Period                                      114,054          195,762               --
                                                            -----------      -----------      -----------

Cash - End of Period                                        $   684,943      $   164,072      $   684,943
                                                            ===========      ===========      -----------

SUPPLEMENTAL CASH FLOW INFORMATION
  Noncash investing and financing activities
    Issuance of 360,000 shares of common stock
      at $0.32 per share for marketing rights               $        --      $   115,200      $   115,200

The accompanying notes are an integral part of these financial statements.

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                   NOTES TO THE CONDENSED FINANCIAL STATEMENTS
                               September 30, 2004
                                   (Unaudited)

The balance sheet of Summit Environmental Corporation, Inc., the "company", at December 31, 2003 has been taken from the company's audited financial statements at that date. The balance sheet at September 30, 2004, the statement of operations for the three months and the nine months ended September 30, 2004, the three months and the nine months ended September 30, 2003 and the period from August 14, 1997 to September 30, 2004, and the statement of cash flows for the nine months ended September 30, 2004, the nine months ended September 30, 2003 and the period from August 14, 1997 to September 30, 2004 have been prepared by the company without audit. The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America for interim financial reporting. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States of America for complete financial statements. These financial statements contain such adjustments as management feels are necessary to present fairly, in all material aspects, the financial position and results of operation of the company. Operating results for the three and nine months ended September 30, 2004 are not necessarily indicative of the results, which may be expected for the fiscal year ended December 31, 2004. The interim financial statements should be read in conjunction with the audited financial statements of the company for the year ended December 31, 2003.

1.       SIGNIFICANT ACCOUNTING POLICIES

         Business Activity

         Summit Environmental Corporation, Inc. (the "company") was organized in accordance with the Business Corporation Act of the State of Texas on February 2, 1998, for the purpose of merging (the "merger") with Summit Technologies, Inc., a Texas corporation. The company continued to exist as the surviving corporation under its present name pursuant to the provisions of the Texas Business Corporation Act. The merger was effected on December 2, 1998 as a tax-free reorganization accounted for as a pooling of interests.

         The company markets fire suppression materials, environmentally safe cleaning chemicals, and natural, botanical cosmetic products. The products are proprietary or are under exclusive license. Marketing efforts include "infomercials" and other television and radio promotion, videotapes, and personal demonstrations. Products are marketed domestically and internationally.

         Revenue Recognition

         Revenues from sales of materials and products are recorded at the time the goods are shipped or when title passes.

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                   NOTES TO THE CONDENSED FINANCIAL STATEMENTS
                               September 30, 2004
                                   (Unaudited)

         Cash

         The company maintains cash balances at financial institutions located in Longview, Texas, which at times may exceed federally insured limits. The company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

         The company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

         Accounts Receivable

         The Company records accounts receivable at net realizable value. This value includes an appropriate allowance for estimated uncollectible accounts to reflect any loss anticipated on the accounts receivable balances and charged to the provision for doubtful accounts. The Company calculates this allowance based on historical of write-offs, level of past due accounts and relationships with and economic status of the customers.

         Inventory

         Inventory is recorded at the lower of cost or market, with the cost being determined by the first-in, first-out method.

         Intangible Assets

         Patents and licenses costs are recorded at cost. Amortization is computed on the straight-line method over the identifiable lives of the patents and licenses.

         Income Taxes

         Deferred income taxes are determined using the liability method under which deferred tax assets and liabilities are determined based upon differences between financial accounting and tax bases of assets and liabilities.

         Property and Equipment

         Depreciation and amortization are provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives by the straight-line method.

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                   NOTES TO THE CONDENSED FINANCIAL STATEMENTS
                               September 30, 2004
                                   (Unaudited)

         Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter.

         Major   repairs  or   replacements   of  property  and   equipment  are
         capitalized. Maintenance, repairs and minor replacements are charged to operations as incurred.

         When units of property are retired or otherwise disposed of, their cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations.

         The estimated service lives used in determining depreciation and amortization are:

                  Description                         Estimated Service Life
                  -----------                         ----------------------
                  Office furniture and equipment              5-7 years
                  Leasehold improvements                      4 years

         Advertising and Marketing

         Advertising and marketing costs are expensed as incurred, which totaled $16,490 and $1,140 for the third quarters of 2004 and 2003, respectively. Advertising and marketing costs totaled $37,122 and $6,680 for the nine months ended September 30, 2004 and 2003, respectively.

         Use of Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

         Per Share Information

         Per share information is based on the weighted average number of common stock and common stock equivalent shares outstanding. Only basic earnings per share are shown, as there are no dilutive items.

2.       PATENT

         On November 2, 1998, the company purchased via issuance of common stock and a note payable, patent rights and intellectual property rights to various fire suppression products for a purchase price of $2,375,000.

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                   NOTES TO THE CONDENSED FINANCIAL STATEMENTS
                               September 30, 2004
                                   (Unaudited)

         This purchase required cash payments of $500,000 and 875,000 shares of common stock of the company to be issued and delivered to BioGenesis Enterprises, Inc.

3.       LICENSES

         Licenses for exclusive marketing rights to various products have been acquired for fees totaling $175,200 from related parties. The company is the manufacturer/supplier of the products.

         Worldwide exclusive marketing rights to BioRemediation Technology developed by Mohsen C. Amiran, Ph.D. were acquired for stock in the amount of 360,000 shares and warrants for 180,000 shares of stock exercisable at $1.00 per share during the first quarter of 2003.

4.       LEASES

         The company is obligated under various operating leases for equipment, vehicles, and office and warehouse space. Rent expense for all operating leases was $11,112 and $11,492 for the third quarters of 2004 and 2003, respectively. Rent expense for all operating leases was $36,334 and $34,860 for the nine months ended September 30, 2004 and 2003, respectively.

5.       COMMON STOCK

         Private Placement

         During the first quarter of 2004, 640,000 shares of common stock were sold in a private placement at $0.20 per share. During the second quarter of 2004, the company sold 621,250 shares of common stock at $0.20 per share in a private placement and 1,000,000 shares of common stock at $0.50 per share in a private placement.

         Common Stock Options

         The sole director and stockholders approved the 1998 Stock Option Plan (the "Plan") of the company whereby, at the discretion of the directors or of a Stock Option Committee appointed by the board of directors, invited employees of the company or directors of the company or consultants to the company will have the option of subscribing to common shares of the company based on a price determined by the directors or Stock Option Committee. The number of shares subject to the Plan is 500,000.

         In February 2004, the board of directors adopted the 2004 Stock Option Plan. The number of shares subject to the 2004 Plan is 1,000,000.

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                   NOTES TO THE CONDENSED FINANCIAL STATEMENTS
                               September 30, 2004
                                   (Unaudited)

         At June 30, 2004, there were 395,000 options to purchase shares of common stock outstanding pursuant to the Plan.

         Warrants

         There were 2,256,500 warrants outstanding at December 31, 2003, all of which were exercisable at $0.25 per share through June 11, 2004. During the first quarter of 2004, warrants were issued to acquire 640,000 shares of common stock for $0.50 per share through January 30, 2005 in connection with a private placement offering. During the second quarter of 2004, the company issued 1,000,000 warrants to purchase shares at $1.00 per share, expiring May 7, 2005 and 621,250 warrants to purchase shares at $0.50 per share, expiring January 30, 2005 in connection with two private placements. There were 2,258,500 warrants exercised at $0.25 per share during the second quarter. There were 843,000 warrants that expired on September 10, 2004. Currently there are 416,250 warrants exercisable at $1.00 expiring November 9, 2004.

6.       RELATED PARTY TRANSACTIONS

         The following transactions occurred between the company and related parties:

         The company and another business with common shareholders share office space and the related expenses.

         The company acquired a patent from BioGenesis Enterprises, Inc. (BioGenesis) on November 2, 1998 (see Note 2). The purchase agreement requires the company to pay BioGenesis a periodic royalty of $.50 per 16-oz. can and $.35 per 1 liter can of FirePower(TM) and an equivalent (approximately 7 percent) on all other product categories using the fire suppressant technology. One-half of all periodic royalty fees due to BioGenesis will be credited against the advance royalty fee (until fully recovered) and one-half will be paid to BioGenesis in cash on the 30th of each month based upon invoiced sales through the close of the preceding month. The company has prepaid royalties to BioGenesis totaling $511,859 as of both December 31, 2003 and September 30, 2004.

7.       CONCENTRATIONS

         Approximately 63 percent of the sales in the third quarter of 2004 were made to four customers and 68 percent of the sales in the third quarter of 2003 were made to two customers.

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                   NOTES TO THE CONDENSED FINANCIAL STATEMENTS
                               September 30, 2004
                                   (Unaudited)

8.       INCOME TAXES

         Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities as measured by the currently enacted tax rates. Deferred tax expense or benefit is the result of the changes in deferred tax assets and liabilities.

         Deferred income taxes and liabilities arise principally from the temporary differences between financial statement and income tax recognition of depreciation and amortization, bad debts and net operating losses.

9.       AGREEMENTS

         On February 6, 2002, Summit executed a Distribution Agreement with 614575 Alberta Limited of Calgary, Alberta, Canada. Alberta Limited manufactures a series of home fire extinguishing systems which feature FlameOut(R) as part of each system. 614575 has changed their trade name to Just-In Case Fire Limited. Summit and Just-In Case Fire executed a bi-lateral exclusive agreement during the second quarter of 2002. The company sells FlameOut(R) to Just-In Case Fire exclusively for their mobile fire extinguishing systems. Summit will receive a royalty on the sale of each unit for the granting of said exclusivity.

         In late January 2004, Summit finalized an agreement with BioCoP International B.V. for a blending facility in The Netherlands. This will allow for BioCoP to begin blending completed (finished) products from chemical concentrates that Summit will sell to BioCoP. The line of products will range from industrial or commercial products to consumer oriented products. In addition to the blending of finished chemical products, BioCoP will begin production of an aerosol product similar to FirePower(TM). In establishing the blending facilities, Summit will be paid royalties on all manufactured and produced goods. In addition, Summit will be a 25% partner in the Summit Products' sector of BioCoP International B.V. During December 2003 and January 2004, BioCoP made their initial presentations to contacts in The Netherlands, Germany and the Czech Republic. The scope of the entire agreement includes marketing in over fifty countries in Europe and Asia.

         On April 5, 2004, Summit executed a marketing services agreement with AMBIZ Associates, LLC, a company that provides marketing and other services to client companies. AMBIZ, operating as an outsource sales and marketing team, will assist Summit with developing marketing channels in mass retail, military and commercial aviation and with governmental agencies, for Summit's patented fire suppressant technology.

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                   NOTES TO THE CONDENSED FINANCIAL STATEMENTS
                               September 30, 2004
                                   (Unaudited)


10.      SIGNIFICANT ADJUSTMENTS

         The company recorded an adjustment to correct September 30, 2003 revenues as a result of an improperly recorded sale in the third quarter of 2003. The effect of this correction decreases revenues by $79,000 and cost of sales by $18,400 at September 30, 2003. The accompanying financial statements have been adjusted for these events.

           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

         On November 22, 2004 Summit Environmental Corporation, Inc. ("Summit") received a letter, dated November 18, 2004, from Lane Gorman Trubitt, L.L.P. of Dallas, Texas, the principal independent registered public accountants of Summit, in which the accountants resigned. Lane Gorman Trubitt, L.L.P. had been engaged as Summit's principal independent registered public accountants since December 17, 1998, when it replaced Hogan & Slovacek of Oklahoma City, Oklahoma as Summit's principal independent registered public accountants. See Summit's Form 8-K filed with the Commission on December 18, 1998 (Commission File No. 333-48659).

         The reports of Lane Gorman Trubitt, L.L.P. on the financial statements of Summit for its fiscal years ended December 31, 2002 and 2003 contained no adverse opinion or disclaimer of opinion, and, other than raising substantial doubt about Summit's ability to continue as a going concern for the fiscal year ended December 31, 2003, was not otherwise qualified or modified as to uncertainty, audit scope, or accounting principles during the period of its engagement (December 17, 1998) to November 18, 2004, the date of resignation.

         During the past two years or interim periods prior to November 18, 2004, there were no disagreements between Summit and Lane Gorman Trubitt, L.L.P. whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Lane Gorman Trubitt, L.L.P., would have caused them to make reference to the subject matter of the disagreements in their reports on the financial statements.

         Summit provided Lane Gorman Trubitt, L.L.P. with a copy of the disclosures it makes in its Form 8-K and requested Lane Gorman Trubitt to furnish a letter addressed to the Commission stating whether it agreed with the statements made therein and, if not, stating the respects in which it did not agree. Such a letter was filed as Exhibit 16.1 to said Form 8-K on November 24, 2004.

         On December 28, 2004. the board of directors of Summit Environmental Corporation, Inc. ("Summit") engaged Philip Vogel & Co. PC, of Dallas, Texas as Summit's principal independent registered public accountants to audit its financial statements. Summit did not consult the new accountant regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the issuer's financial statements.

                           REPORTS TO SECURITY HOLDERS

         We file reports with the Securities and Exchange Commission. These reports are annual 10-KSB, quarterly 10-QSB and periodic 8-K reports. We will furnish stockholders with annual reports containing financial statements audited by independent public or certified accountants and such other periodic reports as we may deem appropriate or as required by law. The public may read and copy any materials we file with the SEC at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Summit is an electronic filer, and the SEC maintains an Internet Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of such site is http://www.sec.gov.

                                  LEGAL MATTERS

         Thomas J. Kenan, Esq. of Oklahoma City, Oklahoma has passed and will pass on certain legal matters for the company in connection with the offer and sale of the shares offered herein.

                                     PART II

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The general corporation law of Texas and the bylaws of the Registrant provide certain indemnification rights for directors, officers and agents of the Registrant. These indemnification provisions are set forth in the Prospectus under "Indemnification."

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses of this offering, other than brokers' commissions, are as follows:

                                                    Estimated
                  Item                                Amount
                  ----                              ---------
         Registration fees                          $     373
         Transfer agent's fees                          2,130
         Printing                                       1,000
         Legal                                          4,000
         Accounting                                     2,000
         EDGAR provider fees                            4,000
                                                    ---------
                                                    $  13,503

         The Registrant will advance all the above expenses and send invoices to each selling security holder for his or its proportionate part of the expenses.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         In 2001 we sold 320,000 shares of our common stock for cash at $0.50 a share to accredited investors in an offering exempt from registration pursuant to Regulation D, Rule 506 of the Commission. We also issued 930,000 shares of our common stock for cash at $0.35 a share to persons that exercised stock purchase warrants they had acquired in 1999 and 2000. These purchasers were all accredited investors, and the offering was exempt from registration pursuant to Regulation D, Rule 506 of the Commission.

         During 2002 we issued 355,000 shares of our common stock to officers of the company at $0.25 a share for services rendered; 40,000 and 11,200 shares at $0.19 a share and $0.25 a share, respectively, for services rendered by outside companies; and 400,000 shares at $0.60 a share for advertising and marketing services to be rendered by an outside company. During 2002 we also issued 938,000 shares of common stock for cash at $0.25 a share with stock purchase warrants of one warrant a share purchased and 560,000 shares for cash at $0.50 a share with one stock purchase warrant for each two shares purchased. These purchasers were all accredited investors, and the offerings were exempt from registration pursuant to Regulation D, Rule 506 of the Commission.

         During 2003 we issued 210,000 shares of our common stock to officers of the company at the following prices per share for services rendered: 15,000 shares at $0.33 per share, 15,000 shares at $0.18 per share, 15,000 shares at $0.28 per share, 15,000 shares at $0.24 per share, 90,000 shares at $0.22 per share, and 60,000 shares at $0.22 per share. We issued 360,000 shares of our common stock at $0.32 per share and 180,000 purchase warrants exercisable at $1.00 per share to purchase the worldwide exclusive marketing rights to the BioRemediation Technology and 6,000 shares of our common stock at $0.33 per share and 44,000 shares at $0.30 per share for legal services. During 2003, we issued 290,000 shares of our common stock for cash at $0.25 per share. We sold 1,079,000 shares of common stock for cash at $0.20 per share with stock purchase warrants of one warrant per share purchased. We also issued 432,000 shares at $0.25 per share to persons that exercised stock purchase warrants they had acquired in previous stock purchases. These purchases were all accredited investors, and the offerings were exempt from registration pursuant to Regulation D, Rule 506 of the Commission.

ITEM 27. EXHIBITS

         The following exhibits are filed, by incorporation by reference, as part of this Form SB-2 Registration Statement:

2.1   -     Agreement of Merger of July 14, 1998, between Summit Environmental
            Corporation, Inc. and Summit Technologies, Inc.**

3.1   -     Articles of Incorporation of Summit Environmental Corporation, Inc.*

3.1.1 - Amendment to Articles of Incorporation of Summit Environmental Corporation, Inc.**

3.2   -     Bylaws of Summit Environmental Corporation, Inc.*

5     -     Opinion of Thomas J. Kenan, Esquire, on the legality of the securities being registered.

10.1  -     1998 Stock Option Plan adopted by Summit Environmental Corporation,
            Inc.*

10.3  -     Limited Exclusive Marketing Bilateral Agreement Between Moonlighting
            Distribution Corporation-USA and Summit Technologies, Inc. (Poder
            Sexual, Ultimate Stressex and/or Poder 24)*

10.4  -     Limited Exclusive Marketing Bilateral Agreement among B. Keith
            Parker, individually and as Chairman of the Board and CEO of Moonlighting Distribution Corporation-USA, d/b/a Moonlighting
            International, and Summit Technologies, Inc. (FireKare, FIREPOWER
            911(TM), Super Cold Fire, and FLAME OUT(R))*

10.6  -     Exclusive Marketing Bilateral Agreement between Moonlighting
            Distribution Corporation-USA and Summit Technologies, Inc.
            (Trim-Away)**

10.7  -     November 2, 1998 Amendment to April 27, 1998 Letter of Intent
            between BioGenesis Enterprises, Inc. and Summit Technologies, Inc., and April 27, 1998 Letter of Intent.***

10.8  -     2004 Stock Option Plan adopted by Summit Environmental Corporation,
            Inc.+

16.1  -     Letter of November 24, 2004 of Lane Gorman Trubitt, L.L.P. agreeing with the statements made in Form 8-K by Summit Environmental
            Corporation, Inc., concerning Summit's change of principal independent accountants.++

23    -     Consent of Lane Gorman Trubitt, L.L.P. to be named as an expert in the Registrant's Form 10-KSB for the fiscal year ended December 31, 2003, which is incorporated herein.

23.1  -     Consent of Thomas J. Kenan, Esquire, to the reference to him as an attorney who has passed upon certain information contained in the Registration Statement.

      * Previously filed with Form SB-2; Commission File No. 333-48675 incorporated herein.

      ** Previously filed with Amendment No. 1 to Form SB-2; Commission File No. 333-48675 incorporated herein.

      *** Previously filed with Amendment No. 5 to Form SB-2; Commission File No. 333-48675 incorporated herein.

      + Previously filed with Form 10-KSB Annual Report FYE 12-31-03, Commission File No. 333-48675 incorporated herein.

      ++ Previously filed with Form 8-K November 22, 2004; Commission File No. 333-48659 incorporated herein.

ITEM 28. UNDERTAKINGS

         Summit Environmental Corporation, Inc. will:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually, or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Longview, state of Texas on January 28, 2005.

                                  SUMMIT ENVIRONMENTAL CORPORATION, INC.



                                  By /s/ B. Keith Parker
                                     -----------------------------------------
                                     B. Keith Parker, Chief Executive Officer,
                                     and individually as a Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:


Date: January 26, 2005     /s/ Chris Dellinges
                           --------------------------------------------
                           Chris Dellinges, Chief Financial Officer
                           and Principal Accounting Officer



Date: January 28, 2005     /s/ Paula Parker
                           --------------------------------------------
                           Paula Parker, Vice President, Secretary, and Director



Date: January 28, 2005     /s/ Dean Haws
                           --------------------------------------------
                           Dean Haws, Director



Date: January 27, 2005     /s/ James J. Roach
                           --------------------------------------------
                           James J. Roach, Director



Date: January 28, 2005     /s/ Mohsen Amiran
                           --------------------------------------------
                           Mohsen Amiran, Director



Date: January 27, 2005     /s/ Thomas J. Kenan
                           --------------------------------------------
                           Thomas J. Kenan, Director



Date: January 26, 2005     /s/ Wilton Dennis Stripling
                           --------------------------------------------
                           Wilton Dennis Stripling, Director

PROSPECTUS DELIVERY OBLIGATION. ALL DEALERS OR BROKERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES FOR THE SELLING SECURITY HOLDERS ARE REQUIRED TO DELIVER A PROSPECTUS.

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                       Commission File No. _______________

                                  EXHIBIT INDEX
                                    FORM SB-2

         The following exhibits are filed, by incorporation by reference, as part of this Form SB-2 Registration Statement:

Exhibit                                 Item
-------                                 ----

2.1   -     Agreement of Merger of July 14, 1998, between Summit Environmental
            Corporation, Inc. and Summit Technologies, Inc.**

3.1   -     Articles of Incorporation of Summit Environmental Corporation, Inc.*

3.1.1 - Amendment to Articles of Incorporation of Summit Environmental Corporation, Inc.**

3.2   -     Bylaws of Summit Environmental Corporation, Inc.*

5     -     Opinion of Thomas J. Kenan, Esquire, on the legality of the securities being registered.

10.1  -     1998 Stock Option Plan adopted by Summit Environmental Corporation,
            Inc.*

10.3  -     Limited Exclusive Marketing Bilateral Agreement Between Moonlighting
            Distribution Corporation-USA and Summit Technologies, Inc. (Poder
            Sexual, Ultimate Stressex and/or Poder 24)*

10.4  -     Limited Exclusive Marketing Bilateral Agreement among B. Keith
            Parker, individually and as Chairman of the Board and CEO of Moonlighting Distribution Corporation-USA, d/b/a Moonlighting
            International, and Summit Technologies, Inc. (FireKare, FIREPOWER
            911(TM), Super Cold Fire, and FLAME OUT(R))*

10.6  -     Exclusive Marketing Bilateral Agreement between Moonlighting
            Distribution Corporation-USA and Summit Technologies, Inc.
            (Trim-Away)**


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

10.7  -     November 2, 1998 Amendment to April 27, 1998 Letter of Intent
            between BioGenesis Enterprises, Inc. and Summit Technologies, Inc., and April 27, 1998 Letter of Intent.***

10.8  -     2004 Stock Option Plan adopted by Summit Environmental Corporation,
            Inc.+

16.1  -     Letter of November 24, 2004 of Lane Gorman Trubitt, L.L.P. agreeing with the statements made in Form 8-K by Summit Environmental
            Corporation, Inc., concerning Summit's change of principal independent accountants.++

23    -     Consent of Lane Gorman Trubitt, L.L.P. to be named as an expert in the Registrant's Form 10-KSB for the fiscal year ended December 31, 2003, which is incorporated herein.

23.1  -     Consent of Thomas J. Kenan, Esquire, to the reference to him as an attorney who has passed upon certain information contained in the Registration Statement.

      * Previously filed with Form SB-2; Commission File No. 333-48675 incorporated herein.

      ** Previously filed with Amendment No. 1 to Form SB-2; Commission File No. 333-48675 incorporated herein.

      *** Previously filed with Amendment No. 5 to Form SB-2; Commission File No. 333-48675 incorporated herein.

      + Previously filed with Form 10-KSB Annual Report FYE 12-31-03, Commission File No. 333-48675 incorporated herein.

      ++ Previously filed with Form 8-K November 22, 2004; Commission File No. 333-48659 incorporated herein.



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